Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

among

PICEANCE ENERGY, LLC,

as Borrower,

The Financial Institutions Listed on Schedule 1.1 Hereto,

as Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

dated as of

June 4, 2012

J.P. MORGAN SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS

EXHIBIT A	FORM OF SUBSIDIARY GUARANTY
EXHIBIT B	FORM OF PARENT LIMITED GUARANTY
EXHIBIT C	FORM OF BORROWER PLEDGE AGREEMENT
EXHIBIT D	FORM OF SUBSIDIARY PLEDGE AGREEMENT
EXHIBIT E	FORM OF PARENT PLEDGE AGREEMENT
EXHIBIT F	FORM OF REQUEST FOR BORROWING
EXHIBIT G	FORM OF NOTICE OF CONTINUATION OR CONVERSION
EXHIBIT H	FORM OF CERTIFICATE OF OWNERSHIP INTERESTS
EXHIBIT I	FORM OF CERTIFICATE OF FINANCIAL OFFICER
EXHIBIT J-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN BANKS; NOT PARTNERSHIPS)
EXHIBIT J-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)
EXHIBIT J-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)
EXHIBIT J-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN BANKS; PARTNERSHIPS)
EXHIBIT K	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT L	FORM OF REQUEST FOR LETTER OF CREDIT

SCHEDULES

SCHEDULE 1.1	FINANCIAL INSTITUTIONS
SCHEDULE 7.5	LITIGATION
SCHEDULE 7.6	ERISA MATTERS
SCHEDULE 7.10	LICENSES, PERMITS, ETC.
SCHEDULE 7.13	ORGANIZATIONAL STRUCTURE
SCHEDULE 7.14	ENVIRONMENTAL DISCLOSURE
SCHEDULE 9.8	PERMITTED INVESTMENTS

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LIST OF DEFINED TERMS

Page No.
Act	88
Adjusted Eurodollar Rate	1
Administrative Agent	1
Administrative Questionnaire	1
Advance Payment	2
Advance Payment Contract	2
Affected Loans	73
Affected Type	73
Affiliate	2
Agent	2
Agents	2
Aggregate Maximum Credit Amounts	2
Agreement	2
Annualized Consolidated EBITDAX	2
Applicable Environmental Law	3
Applicable Lending Office	3
Applicable Margin	3
Approved Fund	3
Approved Petroleum Engineer	4
Arrangers	4
ASC	4
Asset Disposition	4
Assignment and Acceptance Agreement	4
Authorized Officer	4
Availability	4
Bank	4
Bank Products	4
Bankruptcy Court	4
Banks	4
Base Rate Borrowing	5
Base Rate Loan	5
Board	5
Bookrunners	5
Borrower	5
Borrower Pledge Agreement	5
Borrowing	5
Borrowing Base Deficiency	5
Borrowing Base Properties	5
Borrowing Date	6
Certificate of Ownership Interests	6
Change of Control	6
Closing Date	6
Code	6
Commitment	6

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Commitment Fee Percentage	6
Commitment Percentage	6
Consolidated Current Assets	6
Consolidated Current Liabilities	7
Consolidated EBITDAX	7
Consolidated Net Income	7
Consolidated Net Interest Expense	7
Consolidated Subsidiaries	8
Consolidated Subsidiary	8
Consolidated Total Debt	8
Continuation	8
Continue	8
Continued	8
contract rate	32
Conversion	8
Conversion Date	31
Convert	8
Converted	8
Credit Parties	8
Credit Party	8
Debt	8
Default	8
Default Rate	8
Defaulting Bank	9
Delta	9
Delta/Laramie Contribution Agreement	9
Delta/Laramie Management Services Agreement	9
Delta/Laramie Transaction	9
Delta/Laramie Transaction Borrowing Base	10
Delta/Laramie Transaction Closing Date	10, 44
Delta/Laramie Transaction Documents	10
Delta/Laramie Transaction Properties	10
Designated Equityholders	10
Distribution	10
Domestic Business Day	10
Domestic Lending Office	11
Election Notice	40
Environmental Complaint	11
Equity	11
ERISA	11
ERISA Affiliate	11
ERISA Event	11
Eurodollar Borrowing	5
Eurodollar Business Day	11
Eurodollar Lending Office	11
Eurodollar Loans	12

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Eurodollar Rate	12
Event of Default	65
Events of Default	65
Exchange Act	12
Excluded Taxes	12
Exhibit	12
FATCA	12
FCPA	12
Federal Flood Insurance	13
Federal Funds Rate	13
Fee Letter	13
FEMA	13
Financial Officer	13
Fiscal Quarter	13
Fiscal Year	13
Flood Insurance	13
Flood Insurance Regulations	14
Foreign Bank	14
Fund	14
GAAP	14
Gas Balancing Agreement	14
Governmental Authority	14
Guarantee	14
Guarantor	15
Guarantors	15
Hazardous Discharge	15
Hazardous Substance	15
Hedge Agreements	15
Hedge Monetization	15
Hedge Transaction	15
Hydrocarbons	15
Immaterial Title Deficiencies	15
Indemnified Party	80
Indemnified Taxes	16
Indirect Restricted Subsidiary	27
Indirect Subsidiary	16
Initial Borrowing Base	16
Initial Reserve Report	16
Interest Period	16
Investment	16
JPMorgan	17
JPMS	17
Laramie	17
Laws	17
Lending Office	17
Lending Party	87

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Letter of Credit Exposure	17
Letter of Credit Fee	17
Letter of Credit Fronting Fee	17
Letter of Credit Issuer	17, 33
Letter of Credit Sublimit	18
Letters of Credit	18
Lien	18
Loan Papers	18
Margin Regulations	18
Margin Stock	18
Material Adverse Change	18
Material Adverse Effect	18
Material Agreement	18
Material Gas Imbalance	18
Maximum Credit Amount	19
Maximum Lawful Rate	19
Mineral Interests	19
Monthly Date	19
Mortgages	19
National Flood Insurance Program	20
Note	20
Notes	20
Notice of Continuation or Conversion	31
Obligations	20
OFAC	20
Oil and Gas Hedge Transaction	20
Other Taxes	20
Outstanding Credit	20
Parent Guarantor	21
Parent Guarantors	21
Parent Limited Guaranty	21
Parent Pledge Agreement	21
Participant	21
Participant Register	84
Participants	83
PBGC	21
Permitted Encumbrances	21
Permitted Investments	22
Permitted Tax Distributions	22
Person	22
Plan	22
Pre-Closing Date Projections	23
Prime Rate	23
Pro Forma Opening Statements	23
Proved Mineral Interests	23
Proved Nonproducing Mineral Interests	23

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Proved Producing Mineral Interests	23
Proved Undeveloped Mineral Interests	23
Purchasers	84
Quarterly Date	23
RCRA	54
Recognized Value	23
Redetermination	24
Redetermination Date	24
Register	86
Regulation D	24
Regulation U	24
Request for Letter of Credit	24
Required Banks	24
Required Reserve Value	24
Reserve Report	24
Reserve Requirement	25
Restricted Payment	25
Restricted Subsidiary	25
Revolving Loan	25
Rolling Period	26
Schedule	26
Scheduled Redetermination	26
SEC	26
Section	26
Secured Affiliate	26
Secured Hedge Provider	26
Special Flood Hazard Area	26
Special Redetermination	26
Subsidiary	26
Subsidiary Guaranty	26
Subsidiary Pledge Agreement	27
Syndication Agent	27
Tax	27
Taxes	27
Termination Date	27
Transferee	86
Type	27
Unrestricted Subsidiary	27
Wells Fargo	27
WFS	27
Withholding Agent	27

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of June 4, 2012, among PICEANCE ENERGY, LLC, a Delaware limited liability company (“Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent (“Syndication Agent”), and the financial institutions listed on Schedule 1.1 hereto as Banks (individually a “Bank” and collectively “Banks”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Banks provide Borrower with a revolving credit facility, and Banks are willing to provide such facility on the terms and subject to the conditions hereafter set forth; and

WHEREAS, pursuant to Article XII of this Agreement, JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for Banks hereunder and Wells Fargo Bank, National Association has been appointed Syndication Agent hereunder; and

WHEREAS, J.P. Morgan Securities LLC (“JPMS”) and Wells Fargo Securities, LLC (“WFS”) have been appointed joint lead arrangers (the “Arrangers”) and joint bookrunners (the “Bookrunners”) for the credit facility provided herein.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, Syndication Agent and Banks agree as follows:

ARTICLE I

TERMS DEFINED

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for Banks hereunder or any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance

Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to any Credit Party, means, any director, executive officer, general partner or manager of such Credit Party and any Person who holds ten percent (10%) or more of the voting stock, partnership interests, membership interests or other ownership interests of such Credit Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or partnership interests, or by contract or otherwise.

“Agent” means Administrative Agent, Syndication Agent, each Arranger, each Bookrunner, or any other agent appointed hereunder from time to time, and “Agents” means Administrative Agent, Syndication Agent, the Arrangers, the Bookrunners, and any other agent appointed hereunder from time to time, collectively.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as such amount shall be reduced or terminated from time to time pursuant to Section 2.7 and Section 2.8 respectively.

“Agreement” means this Credit Agreement as the same may hereafter be modified, amended or supplemented from time to time.

“Annualized Consolidated EBITDAX” means, for purposes of calculating the financial ratio set forth in Section 10.2 for each Rolling Period ending on or prior to June 30, 2013, Borrower’s actual Consolidated EBITDAX for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
December 31, 2012	4
March 31, 2013	2
June 30, 2013	4/3

“Applicable Environmental Law” means any federal, state or local law, common law, ordinance, regulation or policy, as well as order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, or Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under, or about any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party including, without limitation, soil, groundwater, and indoor and ambient air conditions.

“Applicable Lending Office” means, for each Bank and for each Type of Revolving Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Revolving Loan on the signature pages hereof or such other office of such Bank (or an affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which Revolving Loans of such Type are to be made and maintained.

“Applicable Margin” means, on any date, with respect to each Type of Revolving Loan, an amount determined by reference to the ratio of Outstanding Credit to the Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
> .90 to 1	2.75%	1.75%
> .75 to 1 and ≤ .90 to 1	2.50%	1.50%
> .50 to 1 and ≤ .75 to 1	2.25%	1.25%
> .25 to 1 and ≤ .50 to 1	2.00%	1.00%
≤ .25 to 1	1.75%	0.75%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, that if at any time Borrower fails to deliver a Reserve Report pursuant to Section 4.1, then the “Applicable Margin” means the rate per annum set forth on the grid above when the Ratio of Outstanding Credit to Borrowing Base is at its highest level until such Reserve Report is delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Approved Petroleum Engineer” means Netherland, Sewell and Associates, Inc. and any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld.

“Arrangers” means JPMS and WFS, in their capacities as joint lead arrangers for the credit facility hereunder or any successor thereto.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Credit Party of all or substantially all of its right, title and interest in any Borrowing Base Property.

“Assignment and Acceptance Agreement” has the meaning given such term in Section 14.10(c)(i).

“Authorized Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer or its Controller. Unless otherwise specifically set forth herein, all references to “Authorized Officer” herein shall refer to an Authorized Officer of Borrower.

“Availability” means, as of any date, the remainder of (a) the Borrowing Base in effect on such date, minus (b) the Outstanding Credit on such date.

“Bank” means any financial institution reflected on Schedule 1.1 hereto as having a Maximum Credit Amount and its successors and permitted assignees, and “Banks” shall mean all Banks.

“Bank Products” means any of the following bank services provided to Borrower or any Restricted Subsidiary: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Bank or Affiliate of a Bank that provides Bank Products to Borrower or any Restricted Subsidiary.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the jointly consolidated bankruptcy cases of Delta and certain of its Affiliates, styled as In re Delta Petroleum Corporation, et al., Case No. 11-14006 (KJC).

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%), (b) the Prime Rate for such day, and (c) the Adjusted Eurodollar Rate with respect to Interest Periods of one month in effect on such day (or if such day is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day) plus one percent (1%), provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective automatically and without notice to Borrower or any Bank on and including the effective date of such change in the Prime Rate, Federal Funds Rate or Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means the portion of the principal of the Revolving Loan bearing interest with reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Bookrunners” means JPMS and WFS, in their capacities as joint bookrunners for the credit facility hereunder or any successor thereto.

“Borrower” means Piceance Energy, LLC, a Delaware limited liability company.

“Borrower Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit C attached hereto (with applicable conforming changes) to be executed by Borrower pursuant to which Borrower shall pledge to Administrative Agent, for the ratable benefit of Banks and Secured Affiliates, all of the issued and outstanding Equity owned by Borrower of each Restricted Subsidiary described therein to secure the Obligations.

“Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Credit Party under, any of the Loan Papers. Any Borrowing which will constitute a part of the Base Rate Loan is referred to herein as a “Base Rate Borrowing,” and any Borrowing which will constitute a Eurodollar Loan, is referred to herein as a “Eurodollar Borrowing.”

“Borrowing Base” has the meaning set forth in Section 4.1 hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Outstanding Credit on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of a Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent it is secured by cash in the manner contemplated by Section 2.12.

“Borrowing Base Properties” means all Mineral Interests of Borrower and the Restricted Subsidiaries evaluated by Banks for purposes of establishing the Borrowing Base and shall include, without limitation, the Delta/Laramie Transaction Properties on the Delta/Laramie Transaction Closing Date.

“Borrowing Date” means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy any obligation of any Credit Party.

“Certificate of Ownership Interests” means a Certificate of Ownership Interests in the form of Exhibit H attached hereto to be executed and delivered by an Authorized Officer of Borrower pursuant to Section 6.2(a)(xvi) hereof.

“Change of Control” means that, for any reason, (a) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Designated Equityholders, shall become the direct or indirect beneficial owner (as defined in Section 13(d)(3) of the Exchange Act) of greater than thirty percent (30%) of the total voting power of all classes of Equity then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of managers, directors or similar governing body of Borrower or (b) any Credit Party (other than Borrower) shall cease to be a wholly owned direct or indirect Subsidiary of Borrower.

“Closing Date” means June 4, 2012, provided, that all of the conditions precedent set forth in Section 6.1 have been satisfied or waived (in accordance with Section 14.5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate outstanding principal amount of such Bank’s Revolving Loans plus its Letter of Credit Exposure at such time hereunder, as such Commitment may be terminated or reduced from time to time in accordance with the provisions hereof. The amount representing each Bank’s Commitment shall at any time be the lesser of such Bank’s Maximum Credit Amount and such Bank’s Commitment Percentage of the then effective Borrowing Base.

“Commitment Fee Percentage” means, on any date, 0.500%.

“Commitment Percentage” means, with respect to each Bank, the Commitment Percentage for such Bank set forth on Schedule 1.1 hereto; provided, that after giving effect to any Assignment and Acceptance Agreement, the Commitment Percentage of each Bank shall be the amount set forth in the Register maintained by Administrative Agent pursuant to Section 14.10(c)(iv) hereof; provided, further, that in the case of Section 13.8 when a Defaulting Bank shall exist, “Commitment Percentage” as used in such Section 13.8 shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Bank’s Maximum Credit Amount) represented by such Bank’s Maximum Credit Amount.

“Consolidated Current Assets” means, for any Person at any time, the current assets of such Person and its Consolidated Subsidiaries at such time, plus, in the case of Borrower, the Availability at such time. For purposes of this definition, any non-cash gains on any Hedge Agreement resulting from the requirements of ASC Topic 815 and any non-cash gains resulting from the requirements of ASC Topic 410 for any period of determination shall be excluded from the determination of current assets of such Person and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time, but, in the case of Borrower, excluding the current portion (if any) of the outstanding principal balance of the Revolving Loan. For purposes of this definition, any non-cash losses or charges on any Hedge Agreement resulting from the requirements of ASC Topic 815 and any non-cash losses or charges resulting from the requirements of ASC Topic 410 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

“Consolidated EBITDAX” means, for any Person for any period: (a) Consolidated Net Income of such Person for such period; plus, to the extent deducted in the calculation of Consolidated Net Income, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii) Consolidated Net Interest Expense; (iii) amortization, depletion and depreciation expense; (iv) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of ASC Topic 815 and any non-cash losses or charges resulting from the requirements of ASC

Topic 410 for that period; (v) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), including, without limitation, non-cash employee compensation; and (vi) costs and expenses associated with, and attributable to, oil and gas capital expenditures that are expensed rather than capitalized; less, to the extent included in the calculation of Consolidated Net Income, (c) the sum of (i) the income of any Person (other than wholly-owned Subsidiaries of such Person) unless such income is received by such Person in a cash distribution; (ii) gains or losses from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business); (iii) any non-cash gains on any Hedge Agreement resulting from the requirements of ASC Topic 815 and any non-cash gains resulting from the requirements of ASC Topic 410 for that period; (iv) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring “cash” losses; and (v) costs and expenses associated with, and attributable to, oil and gas capital expenditures that are expensed rather than capitalized. Notwithstanding anything to the contrary contained herein, all calculations of Consolidated EBITDAX shall be (A) in all respects, acceptable to, and approved by, Administrative Agent, and (B) for any applicable period of determination during which Borrower has consummated an acquisition or disposition (to the extent permitted hereunder) of properties or assets, calculated and determined on a pro forma basis as if such acquisition or disposition was consummated on the first day of such applicable period.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense, minus (b) interest income.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.

“Consolidated Total Debt” means, for any Person for any period, all Debt of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.4 hereof and/or Article XIII hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.4 and/or Article XIII hereof of all or a portion of one Type of Revolving Loan into another Type of Revolving Loan.

“Credit Parties” means, collectively, Borrower and each Restricted Subsidiary, and “Credit Party” means any one of the foregoing.

“Debt” means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and which are not more than (90) days past the invoice date, and (g) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (f) preceding.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, in respect of any principal of the Revolving Loan or any other amount payable by Borrower under any Loan Paper which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (a) two percent (2%), plus (b) the Applicable Margin for Base Rate Loans, plus (c) the Base Rate as in effect from time to time (provided, that if such amount in default is principal of a Eurodollar Borrowing and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest period therefor, the sum of (i) two percent (2%), plus (ii) the Applicable Margin for Eurodollar Loans, plus (iii) the Eurodollar Rate for such Borrowing for such Interest Period as provided in Section 2.4 hereof, and thereafter, the rate provided for above in this definition).

“Defaulting Bank” means any Bank, as determined by Administrative Agent, that has (a) failed, within two (2) Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless subject to a good faith dispute, (b) notified Borrower, Administrative Agent, Letter of Credit Issuer or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Domestic Business Days after request by Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an Authorized Officer of such Bank that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that, such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and Administrative Agent; or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Bank shall not become a Defaulting Bank solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a Governmental Authority or an instrumentality thereof.

“Delta” means Delta Petroleum Corporation, a Delaware corporation.

“Delta/Laramie Contribution Agreement” means the Contribution Agreement of even date herewith by and among Borrower, Laramie and Delta in the form delivered to Administrative Agent on the date hereof.

“Delta/Laramie Management Services Agreement” means the Management Services Agreement in the form attached as Exhibit D to the Delta/Laramie Contribution Agreement.

“Delta/Laramie Transaction” means, collectively, all of the transactions to be effected pursuant to the Delta/Laramie Transaction Documents, including, without limitation, (a) Laramie’s sale, conveyance, transfer and assignment to Borrower all of Laramie’s existing Piceance Basin oil and gas assets and its surface real estate in Garfield and Mesa Counties, Colorado in exchange for sixty-six and 66/100 percent (66.66%) of the Equity in Borrower and a cash payment from Borrower in the approximate amount of $25,000,000 and (b) Delta’s sale, conveyance, transfer and assignment to Borrower all of Delta’s existing Piceance Basin assets in exchange for thirty-three and 34/100 percent (33.34%) of the Equity in Borrower and a cash payment from Borrower in the approximate amount of $75,000,000, as the result of which Borrower will hold good and defensible title to all Delta/Laramie Transaction Properties, all as more fully set forth in the Delta/Laramie Transaction Documents.

“Delta/Laramie Transaction Borrowing Base” means $140,000,000.

“Delta/Laramie Transaction Closing Date” has the meaning ascribed to it in Section 6.2 hereof.

“Delta/Laramie Transaction Documents” means (a) the Delta/Laramie Contribution Agreement, (b) the Borrower’s Amended and Restated Limited Liability Company Agreement in substantially the form attached as Exhibit A to the Delta/Laramie Contribution Agreement, (c) the Delta/Laramie Management Services Agreement, (d) the plan of reorganization of Delta substantially in the form delivered to Administrative Agent on or prior to the date hereof and to be filed with the Bankruptcy Court and (e) all bills of sale, assignments, agreements, instruments, documents and orders relating to, or executed and delivered in connection with, the agreements described in the foregoing subclauses (a) through (e), as each may be amended, modified or supplemented from time to time.

“Delta/Laramie Transaction Properties” means the Mineral Interests and other properties acquired by Borrower or any Restricted Subsidiary pursuant to the Delta/Laramie Transaction Documents, which shall include, without limitation, all Mineral Interests evaluated in the Initial Reserve Report.

“Designated Equityholders” means, collectively, EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., ACP LE, LP, ACP LE (Offshore), LP, Laram Holdings II, LLC, DLJ Merchant Banking Partners IV, L.P., Laramie and Delta.

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of such Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest of such Person.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Chicago, Illinois or Dallas, Texas, are authorized by Law to close.

“Domestic Lending Office” means, as to each Bank, (a) its office located at its address identified in its Administrative Questionnaire as its Domestic Lending Office, (b) its office located at its address identified on the Register as its Domestic Lending Office, or (c) such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

“Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with any Credit Party as determined under section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of thirty (30) days notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable Eurodollar interbank market.

“Eurodollar Lending Office” means, as to each Bank, (a) its office, branch or affiliate located at its address identified in its Administrative Questionnaire as its Eurodollar Lending Office, (b) its office, branch or affiliate located at its address identified on the Register as its Eurodollar Lending Office, or (c) such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

“Eurodollar Loans” means Revolving Loans that bear interest at rates based upon the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London, England time) two (2) Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the Eurodollar Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London, England time), two (2) Eurodollar Business Days prior to the commencement of such Interest Period.

“Events of Default” has the meaning set forth in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to Administrative Agent, any Bank, the Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Guarantor hereunder or under any other Loan Paper, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower or any Guarantor is located and (c) in the case of a Foreign Bank (other than an assignee pursuant to a request by Borrower under Section 13.9), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure to comply with Section 13.6(f), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 13.6(a) or Section 13.6(c), and (d) any United States federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if such rate is not so published on such next succeeding Domestic Business Day, the Federal Funds Rate for any day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means that (a) certain letter agreement dated as of June 4, 2012, among Borrower, Laramie and JPMorgan, (b) certain letter agreement dated as of June 4, 2012, among Borrower, Laramie, JPMorgan, Wells Fargo and the Arrangers and (c) such other letter agreements between Borrower and Administrative Agent from time to time, in each case related to the payment of certain fees by Borrower.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, “Financial Officer” shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions. Unless otherwise specifically set forth herein, all references to “Financial Officer” herein shall refer to a Financial Officer of Borrower.

“Fiscal Quarter” means the fiscal quarter of Borrower, ending on the last day of each March, June, September and December of each year.

“Fiscal Year” means the fiscal year of Borrower, ending on December 31.

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in commercially reasonable amounts at least up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Administrative Agent in good faith and in the exercise of reasonable credit judgment, with deductibles not to exceed $250,000 for losses to buildings and $250,000 for losses to contents of buildings.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the SEC, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the Closing Date so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower and its Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the SEC, Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee thereof) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, the Parent Guarantors and the Restricted Subsidiaries, and “Guarantor” means any one of the foregoing.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law or is required to be investigated and/or remediated by or pursuant to any Applicable Environmental Law.

“Hedge Agreements” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction.

“Hedge Monetization” means any termination or other monetization of any Oil and Gas Hedge Transaction (other than at its scheduled maturity).

“Hedge Transaction” means any financial derivative transaction under ASC Topic 815 pursuant to which a Credit Party hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly includes Oil and Gas Hedge Transactions.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Borrowing Base Properties with a Recognized Value greater than three percent (3%) of the Recognized Value of all of such Borrowing Base Properties.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indirect Subsidiary” has the meaning given such term in the definition of “Subsidiary Pledge Agreement.”

“Initial Borrowing Base” means a Borrowing Base in the amount of Zero Dollars ($0), which shall be in effect during the period commencing on the Closing Date and continuing until the Delta/Laramie Transaction Closing Date.

“Initial Reserve Report” means, collectively, the Reserve Report, including all supporting detail and attachments thereto, of Laramie’s oil and gas assets prepared as of March 31, 2012 by Netherland, Sewell & Associates, Inc. and the Reserve Report, including all supporting detail and attachments thereto, of Delta’s oil and gas assets prepared as of December 31, 2011 by Netherland, Sewell & Associates, Inc., each delivered to Administrative Agent and Banks prior to the Closing Date.

“Interest Period” means, with respect to each Eurodollar Borrowing and each Continuation of Eurodollar Loans and each Conversion of all or part of the Base Rate Loan to Eurodollar Loans, the period commencing on the date of such Borrowing, Continuation or Conversion and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Request for Borrowing or Notice of Continuation or Conversion; provided, that:

(a)	any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(b)	any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month;

(c)	if any Interest Period includes a date on which any payment of principal of the Eurodollar Loans which are the subject of such Borrowing, Continuation or Conversion is required to be made hereunder, but does not end on such date, then (i) the principal amount of such Eurodollar Loans required to be repaid on such date shall have an Interest Period ending on such date, and (ii) the remainder of each such Eurodollar Loans shall have an Interest Period determined as set forth above; and

(d)	no Interest Period shall extend past the Termination Date.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that, “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its capacity as a Bank.

“JPMS” means J.P. Morgan Securities LLC.

“Laramie” means Laramie Energy II, LLC, a Delaware limited liability company.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

“Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

“Letter of Credit Exposure” of any Bank means such Bank’s aggregate participation in the unfunded portion and the funded but unreimbursed portion of Letters of Credit outstanding at any time.

“Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500, or (b) a percentage of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit and computed on the basis of actual days elapsed and as if each year consisted of 360 days) determined by reference to the ratio of the Outstanding Credit to the Borrowing Base in effect on the date such Letter of Credit is issued in accordance with the table below:

Ratio of Outstanding Credit to Borrowing Base	Per Annum Letter of Credit Fee Percentage
> .90 to 1	2.75%
> .75 to 1 and ≤ .90 to 1	2.50%
> .50 to 1 and ≤ .75 to 1	2.25%
> .25 to 1 and ≤ .50 to 1	2.00%
≤ .25 to 1	1.75%

“Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to one eighth of one percent (.125%) per annum of the stated amount of such Letter of Credit.

“Letter of Credit Issuer” has the meaning set forth in Section 2.12.

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Maximum Credit Amounts.

“Letters of Credit” means letters of credit issued for the account of Borrower and its Restricted Subsidiaries pursuant to Section 2.12.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, financing statement or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Credit Parties shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Papers” means this Agreement, each Note which may now or hereafter be executed, each Subsidiary Guaranty which may now or hereafter be executed, each Parent Limited Guaranty which may now or hereafter be executed, each Borrower Pledge Agreement which may now or hereafter be executed, each Subsidiary Pledge Agreement which may now or hereafter be executed, each Parent Pledge Agreement which may now or hereafter be executed, all Mortgages now or at any time hereafter delivered pursuant to Section 5.1, the Fee Letters, all Letters of Credit and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Margin Regulations” means Regulations T, U and X of the Board, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, financial condition, results of operations or prospects of Borrower, individually, or the Credit Parties, taken as a whole, (b) the right or ability of any Credit Party or Parent Guarantor to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Paper against any Credit Party which is a party thereto, or (d) the validity, perfection or priority of any material Lien intended to be created under or pursuant to any Loan Paper to secure the Obligations.

“Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance to all such Credit Parties in excess of $1,000,000 in the aggregate.

“Maximum Credit Amount” means, as to each Bank, the amount set forth opposite such Bank’s name on Schedule 1.1 hereto under the caption “Maximum Credit Amount”, as such amount shall be reduced or terminated from time to time pursuant to Section 2.7 and Section 2.8 respectively; provided, that after giving effect to any Assignment and Acceptance Agreement, the Maximum Credit Amount of each Bank shall be the amount set forth in the Register maintained by Administrative Agent pursuant to Section 14.10(c)(iv) hereof.

“Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Revolving Loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Loan Papers. To the extent the Laws of the State of Texas are applicable for purposes of determining the “Maximum Lawful Rate,” such term shall mean the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended, substituted for or restated, or, if permitted by applicable Law and effective upon the giving of the notices required by such Chapter 303 (or effective upon any other date otherwise specified by applicable Law), the “quarterly ceiling” or “annualized ceiling” from time to time in effect under such Chapter 303, whichever Administrative Agent (with the approval of Required Banks) shall elect to substitute for the “indicated rate ceiling,” and vice versa, each such substitution to have the effect provided in such Chapter 303, and Administrative Agent (with the approval of Required Banks) shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with such Chapter 303.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.

“Monthly Date” means the last day of each calendar month.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 5.1 hereof. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Note” means a promissory note of Borrower payable to a Bank and issued hereunder pursuant to Section 2.3, together with all modifications, extensions, renewals, and rearrangements thereof, and “Notes” means all of such Notes collectively.

“Notice of Continuation or Conversion” has the meaning set forth in Section 2.4(c).

“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party and each Parent Guarantor to Administrative Agent or to any Bank or any Affiliate of any Bank (including any Secured Affiliate) arising pursuant to (a) the Loan Papers including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action), (b) any Hedge Agreement or Hedge Transaction entered into with a Secured Hedge Provider while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Bank hereunder, but excluding any additional transactions or confirmations entered into (i) after such Secured Hedge Provider ceases to be a Bank or an Affiliate of a Bank or (ii) after assignment by a Secured Hedge Provider to another Secured Hedge Provider that is not a Bank or an Affiliate of a Bank, and/or (c) any Bank Products Provider in respect of Bank Products, and, in each case, all interest accrued thereon and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Paper.

“Outstanding Credit” means, on any date, the sum of (a) the aggregate outstanding principal balance of the Revolving Loan on such date, including the amount of any Borrowing to be made on such date, plus (b) the aggregate outstanding Letter of Credit Exposure on such date including the Letter of Credit Exposure attributable to Letters of Credit to be issued on such date.

“Parent Guarantors” means Laramie and Delta, and “Parent Guarantor” means any one of the foregoing.

“Parent Limited Guaranty” means a Guaranty substantially in the form of Exhibit B attached hereto to be executed by each Parent Guarantor in favor of Banks, pursuant to which each respective Parent Guarantor guarantees payment and performance in full of the Obligations, with recourse limited as set forth therein to the issued and outstanding Equity of Borrower owned by such Parent Guarantor and pledged to secure the Obligations pursuant to such Parent Guarantor’s Parent Pledge Agreement.

“Parent Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit E attached hereto (with applicable conforming changes) to be executed by each Parent Guarantor, pursuant to which such Parent Guarantor shall pledge to Administrative Agent, for the ratable benefit of Banks and Secured Affiliates, all of the issued and outstanding Equity of Borrower owned by such Parent Guarantor to secure the Obligations.

“Participant” has the meaning given such term in Section 14.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means with respect to any asset:

(a)	Liens securing the Obligations;

(b)	minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Credit Party that are customarily granted in the oil and gas industry;

(c)	inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not more than sixty (60) days delinquent (except to the extent permitted by Section 8.7);

(d)	mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising by operation of Law in the ordinary course of business which are not more than sixty (60) days delinquent (except to the extent permitted by Section 8.7);

(e)	Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.7;

(f)	lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and

(g)	Liens, charges and encumbrances upon Borrower’s assets, other than Borrowing Base Properties, which in the aggregate, do not have a value in excess of $1,000,000.

“Permitted Investments” means (a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds which invest solely in such obligations), (b) fully insured demand or time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., (d) Investments by any Credit Party in a Subsidiary of Borrower that has provided a Subsidiary Guaranty and the Equity of which has been pledged to Administrative Agent pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement, (e) Investments existing on the date hereof and described on Schedule 9.8 attached hereto, (f) money market funds of JPMorgan and/or its Affiliates, and (g) other Investments; provided, that, the aggregate amount of all other Investments made pursuant to this clause (g) outstanding at any time shall not exceed $15,000,000 (measured on a cost basis).

“Permitted Tax Distributions” means, for any applicable tax year of Borrower, quarterly tax distributions to the Equity holders of Borrower in an amount equal to the aggregate federal, state and local income tax liability then due and owing with respect to the net income of Borrower for such tax year (calculated using the highest federal, state and local effective marginal income tax rates applicable to an individual) taking into account losses of Borrower from prior periods.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Government Authority.

“Plan” means (a) with respect to a Credit Party, an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which any Credit Party has any current or future obligation or liability or under which any present or former employee of any Credit Party, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee’s employment relationship with any Credit Party, and (b) with respect to an ERISA Affiliate, a plan described in clause (a) preceding if, and only if, such plan is subject to Title IV of ERISA.

“Pre-Closing Date Projections” means the projected budget and financial statements of Borrower delivered by Borrower to Administrative Agent on or about April 16, 2012

“Prime Rate” means the per annum rate of interest established from time to time by JPMorgan or its parent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate; it being understood that many of Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Opening Statements” means, collectively, (a) a pro forma consolidated balance sheet, income statement and cash flows statement of Borrower and its Consolidated Subsidiaries, giving effect to the Delta/Laramie Transaction and (b) the updated projected budget and financial statements prepared as of a recent date prior to the Delta/Laramie Transaction Closing Date, which projections are prepared in a manner consistent with, and provide an update to, the Pre-Closing Date Projections.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Nonproducing Mineral Interests” means all Mineral Interests which constitute proved developed nonproducing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

“Purchasers” has the meaning given such term in Section 14.10(c).

“Quarterly Date” means the last day of each March, June, September and December.

“Recognized Value” means, (a) with respect to all Proved Mineral Interests, the portion of the Borrowing Base which JPMorgan attributes to such Proved Mineral Interests for purposes of the most recent redetermination of the Borrowing Base pursuant to Article IV hereof, based upon the net present value (discounted at 9% per annum) of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Proved Mineral Interests and (b) with respect to all Oil and Gas Hedge Transactions, the portion of the Borrowing Base which JPMorgan attributes to such Oil and Gas Transactions for purposes of the most recent redetermination of the Borrowing Base pursuant to Article IV hereof.

“Redetermination” means any Scheduled Redetermination, Special Redetermination or other redetermination of the Borrowing Base pursuant to Section 4.5.

“Redetermination Date” means (a) with respect to any Scheduled Redetermination, each March 15 and September 15, commencing March 15, 2013, (b) with respect to any Special Redetermination, the first day of the first month which is not less than twenty (20) Domestic Business Days following the date of a request for a Special Redetermination, and (c) with respect to any redetermination of the Borrowing Base pursuant to Section 4.5, the date of the consummation of any applicable Asset Disposition. The Closing Date and the Delta/Laramie Transaction Closing Date shall also constitute Redetermination Dates for purposes of this Agreement.

“Register” has the meaning given such term in Section 14.10(c)(iv).

“Regulation D” means Regulation D of the Board, 12 C.F.R. Part 221, as in effect from time to time.

“Regulation U” means Regulation U of the Board, 12 C.F.R. Part 221, as in effect from time to time.

“Request for Borrowing” has the meaning set forth in Section 2.2(a).

“Request for Letter of Credit” has the meaning set forth in Section 2.13(a).

“Required Banks” means (a) if there are less than three Banks at such time, all Banks, and (b) if there are three or more Banks at such time, (i) at any time while there are no Revolving Loans or Letter of Credit Exposure outstanding, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Maximum Credit Amounts and (ii) at any time while any Revolving Loans or Letter of Credit Exposure is outstanding, Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Revolving Loans and participation interests in Letters of Credit (without regard to any sale by a Bank of a participation in any Revolving Loan under Section 14.10(b)); provided, that the Maximum Credit Amounts and the principal amount of the Revolving Loans and participation interests in Letters of Credit of the Defaulting Banks (if any) shall be excluded from the determination of Required Banks.

“Required Reserve Value” means Proved Mineral Interests that have a Recognized Value of not less than eighty percent (80%) of the Recognized Value of all Proved Mineral Interests held by Borrower and its Restricted Subsidiaries and included in the Borrowing Base.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by Borrower and the Restricted Subsidiaries, in form and substance reasonably acceptable to Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report required to be delivered by February 15 of each year pursuant to Section 4.1 shall be prepared by the Approved Petroleum Engineer. Each other Reserve Report shall be prepared by either (a) the Approved Petroleum Engineer, or (b) Borrower’s in-house staff, and shall include a detailed reconciliation from the most recently delivered Reserve Report prepared by the Approved Petroleum Engineer. Notwithstanding the foregoing, in connection with any Special Redetermination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and Administrative Agent. Until superseded, the Initial Reserve Report shall be considered the Reserve Report.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board (or any successor) by member banks of the Federal Reserve System against in the case of Eurodollar

Loans, “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Restricted Payment” means, with respect to any Person, (a) any Distribution by such Person, (b) any capital contribution, loan or advance by any Credit Party to any Unrestricted Subsidiary, (c) the issuance of a Guarantee by any Credit Party with respect to any Debt or other obligation of any Unrestricted Subsidiary, or (d) the retirement, redemption, defeasance, repurchase or prepayment prior to scheduled maturity by such Person or any Affiliate of such Person of any Debt of such Person.

“Restricted Subsidiary” means any Subsidiary of Borrower which Borrower hereafter designates as a “Restricted Subsidiary;” provided, that, no Subsidiary of Borrower will be a Restricted Subsidiary unless (a) one hundred percent (100%) of its issued and outstanding Equity has been pledged to Administrative Agent to secure the Obligations pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement, and (b) it has executed a Subsidiary Guaranty. As of the Closing Date, Borrower has no Restricted Subsidiaries.

“Revolving Loan” means the revolving credit loan in an amount outstanding at any time not to exceed the lesser of (a) the Borrowing Base then in effect, and (b) the amount of (i) the Aggregate Maximum Credit Amounts then in effect less (ii) the amount of the Letter Credit Exposure then outstanding to be made by Banks to Borrower in accordance with Section 2.1 hereof. The Revolving Loan may be comprised of the Base Rate Loan and one or more Eurodollar Loans as Borrower may select in a Request for Borrowing or a Notice of Continuation or Conversion.

“Rolling Period” means (a) for the one Fiscal Quarter period ending on December 31, 2012, the two Fiscal Quarter period ending on March 31, 2013, and the three Fiscal Quarter period ending June 30, 2013, the applicable period commencing on October 1, 2012 and ending on the last day of such applicable Fiscal Quarter, and (b) for the Fiscal Quarter ending on September 30, 2013, and for each Fiscal Quarter thereafter, any period of four (4) consecutive Fiscal Quarters ending on the last day of such applicable Fiscal Quarter.

“Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

“Scheduled Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.3.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.

“Secured Affiliate” means any Secured Hedge Provider and any Bank Products Provider.

“Secured Hedge Provider” means any Affiliate of any Bank that has entered into a Hedge Agreement with any Credit Party with the intention that the obligations of such Credit Party thereunder be secured by the Mortgages, the Parent Pledge Agreement, Borrower Pledge Agreements and Subsidiary Pledge Agreements, whether or not such Person at any time ceases to be a Bank or an Affiliate of a Bank.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Special Redetermination” means any Redetermination of the Borrowing Base pursuant to Section 4.4.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term “Subsidiary” shall include Subsidiaries of Subsidiaries (and so on).

“Subsidiary Guaranty” means a Guaranty substantially in the form of Exhibit A attached hereto to be executed by each Restricted Subsidiary in favor of Banks, pursuant to which such Restricted Subsidiary of Borrower guarantees payment and performance in full of the Obligations.

“Subsidiary Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit D attached hereto (with applicable conforming changes) to be executed by each existing and/or future Restricted Subsidiary of Borrower to the extent such Restricted Subsidiary owns any outstanding Equity of any other Restricted Subsidiary of Borrower (for purposes of this definition and Section 5.1(d) hereof, such Restricted Subsidiary is referred to herein and therein as an “Indirect Restricted Subsidiary”), pursuant to which such Indirect Restricted Subsidiary shall pledge to Administrative Agent, for the ratable benefit of Banks and Secured Affiliates, all of the issued and outstanding Equity owned by such Indirect Restricted Subsidiary of each Restricted Subsidiary of such Indirect Restricted Subsidiary described therein to secure the Obligations.

“Syndication Agent” means Wells Fargo, in its capacity as syndication agent for Banks hereunder or any successor thereto.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. “Tax” means any one of the foregoing.

“Termination Date” means (a) June 4, 2016 in the event that the Delta/Laramie Transaction Closing Date occurs on or prior to such August 31, 2012, (b) September 1, 2012 in the event that the Delta/Laramie Transaction Closing Date has not occurred prior to such date or (c) any earlier date on which the Commitments are terminated in full pursuant to Section 11.1.

“Transferee” has the meaning given such term in Section 14.10(d).

“Type” means, with reference to a Revolving Loan, the characterization of such Revolving Loan as the Base Rate Loan or a Eurodollar Loan based on the method by which the accrual of interest on such Revolving Loan is calculated.

“Unrestricted Subsidiary” means any Subsidiary of Borrower which is not a Restricted Subsidiary. As of the Closing Date, Borrower has no Unrestricted Subsidiaries.

“Wells Fargo” means Wells Fargo Bank, National Association.

“WFS” means Wells Fargo Securities, LLC.

“Withholding Agent” means any Credit Party or Administrative Agent.

Section 1.2 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Papers), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Papers), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Paper shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be expressed in U.S. dollars and shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes concurred in by Borrower’s independent certified public accountants and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 8.1(a)

or Section 8.1(b); provided, that, unless Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Article X, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to Borrower or any Restricted Subsidiary, which shall be deemed to be income to Borrower or such Restricted Subsidiary when actually received by it.

Section 1.4 Petroleum Terms. As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.5 Money. Unless expressly stipulated otherwise, all references herein to “dollars,” “money,” “funds,” “payments,” “prepayments” or similar financial or monetary terms, are references to currency of the United States of America.

ARTICLE II

THE CREDIT

Section 2.1 Commitments.

(a) Each Bank severally agrees, subject to Section 2.1(b), Section 6.1, Section 6.2 and Section 6.3 and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time from and after the Delta/Laramie Transaction Closing Date and prior to the Termination Date amounts requested by Borrower not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment reduced by an amount equal to such Bank’s Letter of Credit Exposure. Each Borrowing (i) shall be in an aggregate principal amount of $500,000 or any larger integral multiple of $100,000 (except that any Base Rate Borrowing may be in an amount equal to the Availability at such time), and (ii) shall be made from the Banks ratably in accordance with their respective Commitment Percentages. Subject to the foregoing limitations and the other provisions of this Agreement, prior to the Termination Date Borrower may borrow under this Section 2.1(a), repay amounts borrowed and request new Borrowings to be made under this Section 2.1(a).

(b) No Bank will be obligated to lend to Borrower hereunder or incur Letter of Credit Exposure, and Borrower shall not be entitled to borrow hereunder, or obtain Letters of Credit hereunder, in an amount which would cause, after giving effect to the making of any Revolving Loan or issuance of any Letter of Credit (i) the sum of the aggregate principal balance of such Bank’s Revolving Loans on such date plus its Commitment Percentage of the Letter of Credit Exposure on such date, to exceed its Commitment, or (ii) the Outstanding Credit to exceed the lesser of (A) the Borrowing Base then in effect, or (B) the Aggregate Maximum Credit Amounts then in effect. No Bank shall be obligated to fund Borrowings hereunder and

Borrower shall not be entitled to Borrowings hereunder during the existence of a Borrowing Base Deficiency. Nothing in this Section 2.1(b) shall be deemed to limit any Bank’s obligation to reimburse any Letter of Credit Issuer with respect to its participation in Letters of Credit as a result of the drawing under any Letter of Credit pursuant to Section 2.12.

(c) The failure of any Bank to make any advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make any advance to be made by such other Bank on the date of any Borrowing

Section 2.2 Method of Borrowing.

(a) In order to request any Borrowing under Section 2.1, Borrower shall hand deliver or facsimile to Administrative Agent a duly completed Request for Borrowing (herein so called) prior to 11:00 a.m. (Chicago, Illinois time), (x) on the Borrowing Date specified for a proposed Base Rate Borrowing, and (y) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall be substantially in the form of Exhibit F attached hereto, and shall specify:

(i) the Borrowing Date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Upon receipt of a Request for Borrowing, Administrative Agent shall promptly notify each Bank of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

(c) Not later than 12:00 noon (Chicago, Illinois time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in Federal or other funds immediately available in Chicago, Illinois to Administrative Agent at its address set forth on Schedule 2.1 hereto. Unless Administrative Agent determines that any applicable condition specified in Section 6.3 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address.

Section 2.3 Notes. Any Bank may request that Revolving Loans made by it be evidenced by a promissory note payable to such Bank in an amount equal to such Bank’s Maximum Credit Amount. In such event, Borrower shall execute and deliver to such Bank a promissory note payable to such Bank (or, if requested by such Bank, to such Bank and its requested assigns) and in a form approved and prepared by Administrative Agent. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.10) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.4 Interest Rates; Payments.

(a) The principal amount of the Base Rate Loan outstanding from day to day shall bear interest at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Base Rate in effect from day to day; provided that in no event shall the rate charged hereunder or under any Note exceed the Maximum Lawful Rate. Interest on the Base Rate Loan shall be payable as it accrues on each Quarterly Date, and on the Termination Date, provided, that in the event of repayment or prepayment of any Base Rate Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(b) The principal amount of each Eurodollar Loan outstanding from day to day shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the applicable Adjusted Eurodollar Rate; provided that in no event shall the rate charged hereunder or under any Note exceed the Maximum Lawful Rate. Interest on any portion of the principal of each Eurodollar Loan subject to an Interest Period of one (1), two (2) or three (3) months shall be payable on the last day of the Interest Period applicable thereto; provided, that in the event of prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such prepayment.

(c) So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.4, Borrower shall have the option of having all or any portion of the principal outstanding under the Revolving Loan be a Base Rate Loan and one (1) or more Eurodollar Loans, which shall bear interest at rates determined by reference to the Base Rate and the Adjusted Eurodollar Rate, respectively. Prior to the termination of each Interest Period with respect to each Eurodollar Loan, Borrower shall give written notice (a “Notice of Continuation or Conversion”) in the form of Exhibit G attached hereto to Administrative Agent of the Type of Loan which shall be applicable to the principal of such Eurodollar Loan upon the expiration of such Interest Period. Such Notice of Continuation or Conversion shall be given to Administrative Agent at least one (1) Domestic Business Day, in the case of a Base Rate Loan selection and three (3) Eurodollar Business Days, in the case of a Eurodollar Loan selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Loan, such Notice of Continuation or Conversion shall also specify the length of the succeeding Interest Period (subject to the provisions of the definition of such term) selected by Borrower. Each Notice of Continuation or Conversion shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Notice of Continuation or Conversion shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of the Eurodollar Loan subject to the Interest Period then expiring be Converted to the Base Rate Loan upon the expiration of such Interest Period and Borrower will be deemed to have given Administrative Agent notice of such election.

Subject to the limitations set forth in this Section 2.4(c) on the amount and number of Eurodollar Loans, Borrower shall have the right to Convert all or any part of the Base Rate Loan to a Eurodollar Loan by giving Administrative Agent a Notice of Continuation or Conversion of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such Conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.4 to the contrary, no portion of the principal of the Base Rate Loan may be Converted to a Eurodollar Loan and no Eurodollar Loan may be Continued as such when any Default or Event of Default has occurred and is continuing, but each such Eurodollar Loan shall be automatically Converted to the Base Rate Loan on the last day of each applicable Interest Period. Borrower shall not be permitted to have more than five (5) Eurodollar Loans in effect at any time.

(d) Notwithstanding anything to the contrary set forth in Section 2.4(a) or Section 2.4(b) above, after the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance of the Revolving Loan, and to the extent permitted by Law, on the past due but unpaid interest on the Revolving Loan and all other past due Obligations from the period from and including the occurrence of such Event of Default to but excluding the date the same is remedied at a rate per annum equal to the lesser of (i) the Default Rate, and (ii) the Maximum Lawful Rate.

(e) Administrative Agent shall determine each interest rate applicable to the Revolving Loan in accordance with the terms hereof. Administrative Agent shall promptly notify Borrower and Banks by facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate or the Eurodollar Rate hereunder (the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Revolving Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Revolving Loan, the total amount of interest paid or accrued on such Revolving Loan is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Revolving Loan an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Revolving Loan.

(g) Interest payable hereunder on each Eurodollar Loan shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days. Interest payable hereunder on the Base Rate Loan shall be computed based on the actual number of days elapsed assuming that each calendar year consisted of 365 days (or 366 days in a leap year).

Section 2.5 Mandatory Prepayments. Upon the occurrence of any Borrowing Base Deficiency, Borrower shall make the mandatory prepayments of the Revolving Loan required by Section 4.6 hereof.

Section 2.6 Voluntary Prepayments. Borrower may, subject to Section 13.5 and the other provisions of this Agreement, upon (a) one (1) Domestic Business Day advance notice to Administrative Agent with respect to Base Rate Borrowings, and (b) three (3) Domestic Business Days advance notice to Administrative Agent with respect to Eurodollar Borrowings, prepay the principal of the Revolving Loan in whole or in part. Any partial prepayment shall be in a minimum amount of $500,000 and shall be in an integral multiple of $100,000.

Section 2.7 Voluntary Reduction of Aggregate Maximum Credit Amounts. Borrower may, by notice to Administrative Agent three (3) Domestic Business Days prior to the effective date of any such reduction, reduce the Aggregate Maximum Credit Amounts (and thereby reduce the Maximum Credit Amount of each Bank ratably) in amounts not less than $5,000,000 and in an amount which is an integral multiple of $5,000,000. On the effective date of any such reduction, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Revolving Loan in an amount sufficient to cause the principal balance of the Revolving Loan then outstanding to be equal to or less than the total Commitments as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the total Commitments to an amount less than the aggregate Letter of Credit Exposure of all Banks.

Section 2.8 Termination of Commitments; Final Maturity of Revolving Loan. The total Commitments (and the Commitment of each Bank) shall terminate, and the entire outstanding principal balance of the Revolving Loan, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Termination Date.

Section 2.9 Application of Payments. Each repayment pursuant to Section 2.5, Section 2.6, Section 2.7, Section 2.8, and Section 4.6 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied in accordance with Article III and the other provisions of this Agreement.

Section 2.10 Commitment Fee. On the Termination Date, on each Quarterly Date prior to the Termination Date, and, in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank’s Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage in effect from day to day (applied on a per annum basis and computed on the basis of actual days elapsed and as if each calendar year consisted of 365 days (or 366 days in a leap year)) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on the date such payment is due.

Section 2.11 Agency and other Fees. Borrower shall pay to Administrative Agent and its Affiliates such other fees and amounts as Borrower shall be required to pay to Administrative Agent and its Affiliates from time to time pursuant to the Fee Letters and/or any other separate agreement between Borrower and Administrative Agent or such Affiliates. Such fees and other amounts shall be retained by Administrative Agent and its Affiliates, and no Bank (other than JPMorgan) shall have any interest therein. Subject to the terms of any applicable Fee Letter or other agreement between Borrower, Administrative Agent and any Bank, Administrative Agent may disburse any fees paid to Administrative Agent and its Affiliates pursuant to this Section 2.11 in any manner Administrative Agent desires in its sole discretion.

Section 2.12 Letters of Credit. Administrative Agent, or such Bank designated by Administrative Agent which (without obligation to do so) consents to the same (“Letter of Credit Issuer”) will, from time to time prior to the date which is five (5) Domestic Business Days prior to the Termination Date, upon request by Borrower, issue Letters of Credit for the account of Borrower or any Restricted Subsidiary designated by Borrower, so long as (a) the sum of (i) the total Letter of Credit Exposure then existing, and (ii) the amount of the requested Letter of Credit does not exceed the Letter of Credit Sublimit, and (b) Borrower would be entitled to a Borrowing under Section 2.1(a) and Section 2.1(b) in the amount of the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower (and any Restricted Subsidiary for whose account such Letter of Credit is being issued) shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application; provided, that in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control. Each Letter of Credit shall be in the minimum amount of $10,000 and shall be in form and substance acceptable to Letter of Credit Issuer. No Letter of Credit shall have an expiration date later than the earlier of (i) the Termination Date, or (ii) one (1) year from the date of issuance (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension). Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, but not less often than quarterly, Administrative Agent shall provide notice to each Bank by telephone or facsimile setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the beneficiary and expiration date of each such Letter of Credit, each Bank’s percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer thereof for such Bank’s account and risk. At the time of issuance of each Letter of Credit, Borrower shall pay to Administrative Agent in respect of such Letter of Credit (A) the applicable Letter of Credit Fee, and (B) the applicable Letter of Credit Fronting Fee. Administrative Agent shall distribute the Letter of Credit Fee payable upon the issuance of each Letter of Credit to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall distribute the Letter of Credit Fronting Fee to Letter of Credit Issuer for its own account. Any (y) material amendment or modification, or (z) renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this Section 2.12. Notwithstanding anything to the contrary contained herein, Borrower shall pay to Letter of Credit Issuer in connection with the issuance of each Letter of Credit and/or any amendment or modification of any nature to any existing Letter of Credit, Letter of Credit Issuer’s usual and customary fees for the issuance of, amendments or modifications to, and processing of, Letters of Credit.

Immediately upon the occurrence of an Event of Default and the acceleration of the Obligations hereunder, and also on the date which is five (5) Domestic Business Days prior to the Termination Date, Borrower shall deposit with Administrative Agent cash in such amounts as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks; provided, that, in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), an amount equal to the aggregate existing Letter of Credit Exposure of all Banks shall be due and payable without any notice to Borrower or any other act by Administrative Agent or any Bank. Any amounts so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to Administrative Agent which Administrative Agent may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such cash to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and no Bank has any obligation to lend or issue Letters of Credit hereunder) or such Event of Default has been cured to the satisfaction of Required Banks, Administrative Agent shall release to Borrower any remaining cash deposited under this Section 2.12. Whenever Borrower is required to make deposits under this Section 2.12 and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of any Credit Party, any guarantor or any other party liable for repayment of the Obligations.

Notwithstanding anything to the contrary contained herein, Borrower hereby agrees to reimburse each Letter of Credit Issuer immediately upon demand by such Letter of Credit Issuer, and in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it. Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Default Rate. The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower and until all other Obligations shall have been paid in full.

Borrower shall be obligated to reimburse Letter of Credit Issuer upon demand for all amounts paid under Letters of Credit as set forth in the immediately preceding paragraph hereof; provided, however, if Borrower for any reason fails to reimburse Letter of Credit Issuer in full upon demand, Banks shall reimburse Letter of Credit Issuer in accordance with each Banks’ Commitment Percentage for amounts due and unpaid from Borrower as set forth hereinbelow; provided, however, that no such reimbursement made by Banks shall discharge Borrower’s obligations to reimburse Letter of Credit Issuer. All reimbursement amounts payable by any Bank under this Section 2.12 shall include interest thereon at the Federal Funds Rate, from the date of the payment of such amounts by Letter of Credit Issuer to the date of reimbursement by such Bank. No Bank shall be liable for the performance or nonperformance of the obligations of any other Bank under this paragraph. The reimbursement obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.

Borrower shall indemnify and hold Administrative Agent, Letter of Credit Issuer and each Bank, and their respective officers, directors, representatives and employees harmless from loss for any claim, demand or liability which may be asserted against any or such indemnified party in connection with actions taken under Letters of Credit or in connection therewith (including losses resulting from the negligence of any or such indemnified party), and shall pay each indemnified party for reasonable fees of attorneys and legal costs paid or incurred by each indemnified party in connection with any matter related to Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or willful misconduct of such indemnified party, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS OWN ORDINARY NEGLIGENCE. If Borrower for any reason fails to indemnify or pay Administrative Agent or Letter of Credit Issuer as set forth herein in full, Banks shall indemnify and pay such indemnified party upon demand, in accordance with each Bank’s Commitment Percentage of such amounts due and unpaid from Borrower; provided, however, that, no such payment made by Banks shall discharge Borrower’s obligation to indemnify or pay such indemnified party in accordance with the terms hereof. The provisions of this paragraph shall survive the termination of this Agreement.

Neither Administrative Agent nor any other Letter of Credit Issuer makes any representation or warranty, nor assumes any responsibility with respect to the validity, legality, sufficiency or enforceability of any letter of credit application executed and delivered in connection with any Letter of Credit issued hereunder or any document relative thereto or to the collectibility thereunder. Neither Administrative Agent nor any other Letter of Credit Issuer assumes any responsibility for the financial condition of Borrower or for the performance of any obligation of Borrower. Administrative Agent and each other Letter of Credit Issuer may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action which may be vested in it or which it may be entitled to take or assert with respect to any Letter of Credit or any letter of credit application. FURTHERMORE, EXCEPT AS SET FORTH HEREIN, NEITHER ADMINISTRATIVE AGENT NOR ANY OTHER LETTER OF CREDIT ISSUER SHALL BE UNDER ANY LIABILITY TO ANY BANK, WITH RESPECT TO ANYTHING ADMINISTRATIVE AGENT OR ANY SUCH LETTER OF CREDIT ISSUER MAY DO OR REFRAIN FROM DOING IN THE EXERCISE OF ITS JUDGMENT, THE SOLE LIABILITY AND RESPONSIBILITY OF ADMINISTRATIVE AGENT AND SUCH LETTER OF CREDIT ISSUER BEING TO HANDLE EACH BANK’S SHARE ON AS FAVORABLE A BASIS AS ADMINISTRATIVE AGENT OR SUCH LETTER OF CREDIT ISSUER HANDLES ITS OWN SHARE. NEITHER ADMINISTRATIVE AGENT NOR ANY OTHER LETTER OF CREDIT ISSUER SHALL HAVE ANY DUTIES OR RESPONSIBILITIES EXCEPT THOSE EXPRESSLY SET FORTH HEREIN AND THOSE DUTIES AND LIABILITIES SHALL BE SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH HEREIN. FURTHERMORE, NEITHER ADMINISTRATIVE AGENT, ANY LETTER OF CREDIT ISSUER, NOR ANY OF THEIR DIRECTORS, OFFICERS, OR EMPLOYEES SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED (WHETHER OR NOT SUCH ACTION TAKEN OR OMITTED IS EXPRESSLY SET

FORTH HEREIN) UNDER OR IN CONNECTION HEREWITH OR UNDER ANY OTHER INSTRUMENT OR DOCUMENT IN CONNECTION HEREWITH, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Neither Administrative Agent nor any other Letter of Credit Issuer shall incur any liability to any Bank, Borrower, or any Affiliate of any Bank or Borrower, in acting upon any notice, document, order, consent, certificate, warrant or other instrument reasonably believed by Administrative Agent or such Letter of Credit Issuer to be genuine or authentic and to be signed by the proper party.

Section 2.13 Method of Requesting Letters of Credit.

(a) In order to request any Letter of Credit hereunder, Borrower shall hand deliver or facsimile to Administrative Agent a duly completed Request for Letter of Credit (herein so called) prior to 12:00 noon (Chicago, Illinois time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letter of Credit shall be substantially in the form of Exhibit L attached hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed letter of credit application and agreement and shall specify:

(i) the requested date for issuance of such Letter of Credit;

(ii) the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

(iii) the purpose of such Letter of Credit.

(b) Upon receipt of a Request for Letter of Credit, Administrative Agent shall promptly notify each Bank and the proposed Letter of Credit Issuer of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

(c) No later than 12:00 noon (Chicago, Illinois time) on the date each Letter of Credit is requested to be issued, unless Administrative Agent or the applicable Letter of Credit Issuer determines that any applicable condition precedent set forth in Section 6.3 hereof has not been satisfied, Administrative Agent or such other applicable Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

ARTICLE III

GENERAL PROVISIONS AS TO PAYMENTS

(a) Borrower shall make each payment of principal of, and interest on, the Revolving Loan, and all fees payable hereunder shall be paid, not later than 12:00 noon (Chicago, Illinois time) on the date when due, in Federal or other funds immediately available in Chicago, Illinois, to Administrative Agent at its address set forth in Section 14.1, without defense, set-off, deduction or counterclaim. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 10:00 a.m. (Chicago, Illinois time), and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, the Base Rate Loan or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, any portion of any Eurodollar Loan shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the provisions of the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s accounts with Administrative Agent any amount then due.

(b) Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Revolving Loan shall be applied first to Eurodollar Loans outstanding with Interest Periods ending on the date of such payment, then to the Base Rate Loan, and then to Eurodollar Loans next maturing until such principal payment is fully applied.

(c) After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank (or its Secured Affiliates, as applicable) shall be applied first to the payment of all proper costs incurred by Administrative Agent in connection with the collection thereof (including reasonable expenses and disbursements of Administrative Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of any Credit Party under any of the Loan Papers, fourth to the payment of any unpaid fees required pursuant to Section 2.11, fifth to the payment of any unpaid fees required pursuant to Section 2.10 and Section 2.12, sixth, to the payment of all accrued but unpaid interest, seventh, to the payment to each Bank of its Commitment Percentage of the outstanding principal of the Revolving Loan and to each Secured Hedge Provider to satisfy all obligations and liabilities then due under Hedge Agreements to the extent constituting Obligations, such payments to be made pro rata to each Bank and each Secured Hedge Provider owed such Obligations in proportion to all such payments owed to all Banks and Secured Hedge Providers in respect of such Obligations, eighth to establish the deposits required in Section 2.12, and ninth to the payment in respect of any other Obligations. All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Revolving Loan shall be applied by such Bank in the manner provided in clause (b) above.

ARTICLE IV

BORROWING BASE

Section 4.1 Reserve Report; Proposed Borrowing Base. The aggregate amount of credit available to Borrower under this Agreement shall be limited by a Borrowing Base (herein so called) which shall be determined by Banks at the times and in accordance with the standards and procedures set forth in this Article IV. As soon as available and in any event by February 15 and August 15 of each year, commencing February 15, 2013, Borrower shall deliver to Administrative Agent and each Bank a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively. Simultaneously with the delivery to Administrative Agent and each Bank of each Reserve Report, Borrower shall notify Administrative Agent and each Bank of the amount of the Borrowing Base which Borrower requests become effective on the next Redetermination Date (or such date promptly following such Redetermination Date as Required Banks shall elect).

Section 4.2 Initial Borrowing Base and Delta/Laramie Transaction Borrowing Base. For the period from and including the Closing Date to but excluding the Delta/Laramie Transaction Closing Date, the amount of the Borrowing Base shall be Zero Dollars ($0). The amount of the Borrowing Base shall remain at Zero Dollars ($0) until the Delta/Laramie Transaction Closing Date, at which time the Borrowing Base will automatically and without further action increase to the Delta/Laramie Transaction Borrowing Base. Notwithstanding the foregoing, the Borrowing Base shall be subject to further adjustments from time to time pursuant to this Article IV.

Section 4.3 Scheduled Redeterminations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to Banks pursuant to Section 4.1, Banks shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks). Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1 or Section 4.4 (as applicable), (b) such Borrowing Base shall not exceed the Aggregate Maximum Credit Amounts then in effect, (c) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Redetermination, such Borrowing Base shall be approved by all Banks, and (d) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination, or a reaffirmation of such prior Borrowing Base, such Borrowing Base shall be approved by Required Banks. Each Redetermination shall be made by Banks in their sole discretion. Without limiting such discretion, Borrower acknowledges and agrees that Banks (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as they deem appropriate in their sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by Borrower or the Restricted Subsidiaries as they deem appropriate in their sole discretion, (iii) may consider the projected cash requirements of the Credit Parties, (iv) are not required to consider any asset other than Proved Mineral Interests owned by Borrower or a Restricted Subsidiary which are subject to first and prior Liens in favor of Administrative Agent for the ratable benefit of Banks to the extent required by Section 5.1 hereof, and (v) may make such other assumptions, considerations and exclusions as Banks deem appropriate in the exercise of their sole discretion. It is further acknowledged and agreed that, in connection with each Redetermination, each Bank may consider such other credit factors as it deems appropriate including, without limitation, Borrower’s other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes, in the exercise of its sole discretion and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base in effect prior to such Redetermination. Promptly following any Redetermination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination. Notwithstanding the foregoing, the initial increase to the Borrowing Base set forth in Section 4.2 shall not be subject to the restrictions and procedures set forth above in this Section 4.3, but is instead is subject only to satisfaction of the conditions precedent set forth in Section 6.2.

Section 4.4 Special Redetermination.

(a) In addition to Scheduled Redeterminations, (i) Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once in each period between Scheduled Redeterminations, and (ii) Required Banks shall be permitted to request a Special Redetermination of the Borrowing Base once in each Fiscal Year. Any request by Required Banks pursuant to this Section 4.4(a) shall be submitted to Administrative Agent and Borrower. Any request by Borrower pursuant to this Section 4.4(a) shall be submitted to Administrative Agent and each Bank and at the time of such request Borrower shall (A) deliver to Administrative Agent and each Bank a Reserve Report, and (B) also notify Administrative Agent and each Bank of the Borrowing Base requested by Borrower in connection with such Special Redetermination.

(b) Any Special Redetermination shall be made by Banks in accordance with the procedures and standards set forth in Section 4.3; provided, that, no Reserve Report will be required to be delivered to Administrative Agent and Banks in connection with any Special Redetermination requested by Required Banks pursuant to Section 4.4(a) above.

Section 4.5 Asset Disposition and Hedge Monetization Adjustment. In addition to the Redeterminations pursuant to Section 4.3 and Section 4.4, Required Banks shall be permitted to redetermine the Borrowing Base in connection with, and simultaneously with, the consummation of an Asset Disposition or Hedge Monetization described in the proviso of Section 9.5 and reduce the Borrowing Base by an amount equal to the Borrowing Base value of the Borrowing Base Properties and Oil and Gas Hedge Transactions which are the subject of such Asset Disposition or Hedge Monetization (which shall be the Borrowing Base value assigned thereto by Administrative Agent and approved by Required Banks). In the event Required Banks elect to redetermine the Borrowing Base in accordance with this Section 4.5, Administrative Agent shall notify Borrower promptly, but in any event no less than one (1) Domestic Business Day prior to the consummation of the applicable Asset Disposition or Hedge Monetization, of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination. Notwithstanding anything to the contrary contained herein, Borrower agrees that any such Redetermination pursuant to this Section 4.5 shall not be construed or deemed to be a Special Redetermination hereunder.

Section 4.6 Borrowing Base Deficiency. To the extent a Borrowing Base Deficiency exists after giving effect to any Redetermination (other than in connection with a Redetermination pursuant to Section 4.5 hereof), Borrower shall, within ten (10) days following notice thereof from Administrative Agent, provide written notice (the “Election Notice”)”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, either (a) within thirty (30) days following the delivery of the Election Notice, make a prepayment or prepayments of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, and if such Borrowing Base Deficiency cannot be eliminated pursuant to this Section 4.6 by prepayment of the Revolving Loan in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also at such time deposit with Administrative Agent sufficient cash to be held by Administrative Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.12 as necessary to eliminate such Borrowing Base Deficiency, (b) eliminate such Borrowing Base Deficiency by making three (3) consecutive mandatory prepayments of principal on the Revolving Loan, each of which shall be in the amount of one-third (1/3rd) of the amount of such Borrowing Base Deficiency, commencing on the first Monthly Date following the delivery of the Election Notice, and continuing on each Monthly Date thereafter, (c) within ninety (90) days following the delivery of the Election Notice, submit (and pledge as collateral pursuant to Article V hereof additional oil and gas properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (d) eliminate such Borrowing Base Deficiency through a combination of prepayments on the Revolving Loan and submission of additional oil and gas properties for inclusion in the Borrowing Base as set forth in subclauses (a) and (c) above. Notwithstanding the foregoing, upon any Redetermination of the Borrowing Base pursuant to Section 4.5 hereof which results in a Borrowing Base Deficiency (or increase in an existing Borrowing Base Deficiency), Borrower shall immediately make a mandatory prepayment of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency.

ARTICLE V

COLLATERAL AND GUARANTEES

Section 5.1 Security.

(a) Commencing on the Delta/Laramie Transaction Closing Date, the Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) the Required Reserve Value of all Borrowing Base Properties, together with all related assets and interests, including, without limitation, all operating equipment, accounts, inventory, contract rights, general intangibles and all products, proceeds and other interests relating to the ownership, operation and/or production of such Borrowing Base Properties, (ii) all of the issued and outstanding Equity owned by Borrower and each Restricted Subsidiary of each Restricted Subsidiary, (iii) all of the issued and outstanding Equity of Borrower and (iv) substantially all other tangible and intangible assets of the Credit Parties. On or prior to the Delta/Laramie Transaction Closing Date, Borrower, the Restricted Subsidiaries and the Parent Guarantors, as applicable, shall deliver to Administrative Agent for the ratable benefit of each Bank, (A) the Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and/or its Restricted Subsidiaries and (B) such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Borrowing Base Properties and other interests of Borrower, the Restricted Subsidiaries and the Parent Guarantors required by this Section 5.1(a). Borrower hereby authorizes Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Papers.

(b) On or before each Redetermination Date after the Delta/Laramie Transaction Closing Date and at such other times as Administrative Agent or Required Banks shall request or as otherwise required hereunder, including, without limitation, pursuant to Section 4.6 hereof, Borrower and its Restricted Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Restricted Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a) preceding with respect to Borrowing Base Properties acquired by Borrower and its Restricted Subsidiaries subsequent to the last date on which Borrower or any such Restricted Subsidiary was required to execute and deliver Mortgages pursuant to this Section 5.1(b), or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of Administrative Agent for the ratable benefit of Banks.

(c) Except with respect to Mortgages required to be executed and delivered on on or prior to the Delta/Laramie Transaction Closing Date, at any time Borrower or any of its Restricted Subsidiaries is required to execute and deliver Mortgages to Administrative Agent pursuant to this Section 5.1, Borrower shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions addressed to Administrative Agent) and other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (i) Borrower’s or such Restricted Subsidiary’s title to the Required Reserve Value of the Proved Mineral Interests which are subject to such Mortgages, and (ii) the validity and perfection of the Liens created by such Mortgages and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.

(d) To the extent required or contemplated by the terms of Section 5.1(a)(ii) and (a)(iii), Borrower and any Indirect Restricted Subsidiary and each Parent Guarantor (as applicable) shall execute and deliver to Administrative Agent a Borrower Pledge Agreement, Subsidiary Pledge Agreement or Parent Pledge Agreement (as applicable) together with (i) all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity of Borrower or any such Restricted Subsidiary of every class owned by Borrower or such Indirect Restricted Subsidiary or such Parent Guarantor (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(ii) and (a)(iii) in the issued and outstanding Equity of Borrower and each such Restricted Subsidiary.

(e) To the extent required by Section 5.1(a)(iv), any Credit Party that has not executed and delivered any Mortgages shall enter into such other security agreements or other documents as Administrative Agent may deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(iv).

Section 5.2 Guarantees. Payment and performance of the Obligations shall be fully guaranteed by each Restricted Subsidiary pursuant to a Subsidiary Guaranty, and Borrower shall cause any such applicable Restricted Subsidiary to execute and deliver to Administrative Agent such Subsidiary Guaranty. Payment and performance of the Obligations shall be fully guaranteed by each Parent Guarantor pursuant to a Parent Limited Guaranty, with recourse under each respective Parent Limited Guaranty limited to the issued and outstanding Equity of Borrower pledged by such Parent Guarantor to secure the Obligations pursuant to its respective Parent Pledge Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Closing. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.5):

(a) Closing Date Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be reasonably acceptable to Administrative Agent and each Bank:

(i) a Note payable to each Bank (if any) requesting same pursuant to Section 2.3, each in the amount of such Bank’s Maximum Credit Amount, duly executed by Borrower;

(ii) a copy of the Initial Reserve Report;

(iii) a true, correct and complete copy of the executed Delta/Laramie Contribution Agreement, including all exhibits and schedules thereto;

(iv) a copy of the articles or certificate of incorporation, certificate of organization, or comparable charter documents, and all amendments thereto, of Borrower accompanied by a certificate that such copy is true, correct and complete, and dated within twenty (20) days prior to the Closing Date (or within such other period as acceptable to Administrative Agent), issued by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of Borrower, and accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower that such copy is true, correct and complete;

(v) a copy of the bylaws, regulations, operating agreement or comparable charter documents, and all amendments thereto, of Borrower accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower that such copy is true, correct and complete;

(vi) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Administrative Agent has requested relating to the existence of Borrower and to the effect that Borrower is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(vii) a certificate of incumbency of all officers of Borrower who will be authorized to execute or attest to any Loan Paper, executed by the Secretary or comparable Authorized Officer of each such Credit Party;

(viii) copies of resolutions or comparable authorizations approving the Loan Papers to be delivered on or before the Closing Date and authorizing the transactions contemplated by this Agreement and the other Loan Papers to be delivered on or before the Closing Date, duly adopted by the members or board of managers (or comparable authority) of Borrower accompanied by certificates of the Secretary or comparable officer of Borrower that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the bylaws or comparable charter documents of Borrower) by the unanimous written consent of the members or board of managers (or comparable authority) of Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect;

(ix) a certificate signed by an Authorized Officer of Borrower certifying that Borrower has received all consents, approvals, registrations or filings required by Section 7.2 and that each such consent, approval, registration and filing is in full force and effect, together with copies of each such consent, approval, registration or filing; and

(x) a certificate signed by an Authorized Officer of Borrower certifying that the representations and warranties contained in this Agreement and the other Loan Papers are true and correct in all respects.

(b) Fees. Borrower shall have paid to Administrative Agent for the ratable benefit of each Bank, and shall have paid to Administrative Agent and its Affiliates (for its own account), the fees to be paid on or before the Closing Date pursuant to Section 2.11.

Section 6.2 Conditions to Delta/Laramie Transaction Borrowing Base and Initial Borrowing. The increase of the Borrowing Base from the Initial Borrowing Base to the Delta/Laramie Transaction Borrowing Base, and the obligation of each Bank to make the initial Revolving Loans and of the Letter of Credit Issuer to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.5) (the “Delta/Laramie Transaction Closing Date”):

(a) Delta/Laramie Transaction Closing Date Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be reasonably acceptable to Administrative Agent and each Bank:

(i) the Mortgages required pursuant to Section 5.1(a), duly executed and delivered by Borrower and the Restricted Subsidiaries, as applicable, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, tax affidavits and applicable department of revenue documentation, in form and substance satisfactory to Administrative Agent, creating first and prior Liens in Borrowing Base Properties constituting the Required Reserve Value;

(ii) each Subsidiary Guaranty and each Parent Limited Guaranty required pursuant to Section 5.2, duly executed by and delivered by each Restricted Subsidiary and each Parent Guarantor, as applicable, in form and substance satisfactory to Administrative Agent;

(iii) the Borrower Pledge Agreement, the Subsidiary Pledge Agreements and the Parent Pledge Agreements required pursuant to Section 5.1, duly executed by and delivered by Borrower, each Restricted Subsidiary and each Parent Guarantor, as applicable, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, in form and substance satisfactory to Administrative Agent;

(iv) such financing statements (including, without limitation, the financing statements referenced in subclauses (i) and (iii) above) in form and substance acceptable to Administrative Agent (duly authorized) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Papers, all of which shall be filed of record in such jurisdictions as Administrative Agent shall require in its sole discretion;

(v) a copy of the articles or certificate of incorporation, certificate of organization, or comparable charter documents, and all amendments thereto, of each Credit Party and each Parent Guarantor accompanied by a certificate that such copy is true, correct and complete, as of the Delta/Laramie Transaction Closing Date (or within such other period as acceptable to Administrative Agent), issued by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of each such Credit Party or Parent Guarantor, and accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party or Parent Guarantor that such copy is true, correct and complete on the Delta/Laramie Transaction Closing Date;

(vi) a copy of the bylaws, regulations or comparable charter documents, and all amendments thereto, of each Credit Party and Parent Guarantor accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party or Parent Guarantor that such copy is true, correct and complete as of the Delta/Laramie Transaction Closing Date;

(vii) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Administrative Agent has requested relating to the existence of each Credit Party and Parent Guarantor and to the effect that each such Credit Party and Parent Guarantor is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(viii) a certificate of incumbency of all officers of each Credit Party and Parent Guarantor who will be authorized to execute or attest to any Loan Paper, dated the Delta/Laramie Transaction Closing Date, executed by the Secretary or comparable Authorized Officer of each such Credit Party and Parent Guarantor;

(ix) copies of resolutions or comparable authorizations approving the Loan Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the members or board of managers (or comparable authority) of each of the Credit Parties and the Parent Guarantors accompanied by certificates of the Secretary or comparable officer of each of the Credit Parties and Parent Guarantors, as applicable, that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the bylaws or comparable charter documents of such Credit Party or Parent Guarantor) by the unanimous written consent of the members or board of managers (or comparable authority) of each of the Credit Parties and Parent Guarantors, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Delta/Laramie Transaction Closing Date;

(x) a certificate signed by an Authorized Officer of Borrower certifying that (A) Borrower, Laramie and Delta are concurrently consummating the Delta/Laramie Transaction in accordance with all Laws and the terms of the Delta/Laramie Transaction Documents (with all material conditions precedent thereto having been satisfied in all material respects by the parties thereto and with no provision of any such Delta/Laramie Transaction Document having been waived, amended, supplemented or otherwise modified in any respect that would be materially adverse to the Banks without the approval of Administrative Agent in its reasonable discretion) and Borrower is acquiring all of the Mineral Interests and other properties contemplated by the Delta/Laramie Transaction Documents (which shall include all of the Delta/Laramie Transaction Properties) and (B) attached thereto are true and complete executed copies of each of the material Delta/Laramie Transaction Documents, which Delta/Laramie Transaction Documents shall have terms and conditions satisfactory to Administrative Agent;

(xi) (A) opinions of counsel to (1) the Credit Parties and Laramie and (2) Delta, favorably opining as to the enforceability of each of the Loan Papers (including, without limitation, this Agreement) to which such Credit Party or Parent Guarantor, as applicable, is a party and (B) opinions of local counsel in such jurisdictions as requested by Administrative Agent, in each case in form and substance satisfactory to Administrative Agent and Banks;

(xii) a certificate signed by an Authorized Officer of each Credit Party and each Parent Guarantor certifying that such party has received all consents, approvals, registrations or filings required by Section 7.2 (or in the case of each Parent Guarantor, as required pursuant to its Parent Limited Guaranty) and that each such consent, approval, registration and filing is in full force and effect as of the Delta/Laramie Transaction Closing Date, together with copies of each such consent, approval, registration or filing;

(xiii) a certificate signed by an Authorized Officer of Borrower and the other Credit Parties certifying that (A) the representations and warranties made by such party and contained in this Agreement and the other Loan Papers, as applicable, are true and correct in all respects, and (B) no Default or Event of Default has occurred and is continuing;

(xiv) A Reserve Report prepared by an Approved Petroleum Engineer covering all Delta/Laramie Transaction Properties constituting Mineral Interests in form and substance satisfactory to Administrative Agent in its sole discretion, which shall be delivered to Administrative Agent at least ten (10) Domestic Business Days prior to the Delta/Laramie Transaction Closing Date (or such later date prior to the Delta/Laramie Transaction Closing Date as is acceptable to Administrative Agent in its sole discretion);

(xv) such title information as Administrative Agent may reasonably require setting forth the status of title to at least 80% of the Recognized Value of the Mineral Interests evaluated in the Initial Reserve Report.

(xvi) a Certificate of Ownership Interests signed by an Authorized Officer of Borrower in the form of Exhibit H attached hereto;

(xvii) copies of all environmental reports in Borrower’s or any Parent Guarantor’s files (or otherwise reasonably available to Borrower or any Parent Guarantor) pertaining to the Delta/Laramie Transaction Properties and Borrower’s operations, which report(s) shall not reflect the existence of facts or circumstances which would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party, and Administrative Agent shall be reasonably satisfied with the environmental condition of the Delta/Laramie Transaction Properties;

(xviii) the Pro Forma Opening Statements, together with such information as Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such Pro Forma Opening Statements, demonstrating in the reasonable judgment of Administrative Agent, together with all other information then available to Administrative Agent, that the ability of Borrower and the Restricted Subsidiaries to comply with their obligations hereunder and under the Loan Papers has not changed in any material respects; and

(xix) certificates from Borrower’s insurance broker setting forth the insurance maintained by Borrower and stating that such insurance is in full force and effect, and which certificates shall evidence that such insurance complies with the requirements of Section 8.6.

(b) No Material Adverse Change. No Material Adverse Change shall have occurred.

(c) Bankruptcy Court Approval. The Bankruptcy Court shall have entered an order, in form and substance acceptable to Administrative Agent, authorizing and approving the Delta/Laramie Transaction, the consummation thereof, and Delta’s execution and delivery of the Parent Limited Guaranty and its Parent Pledge Agreement, which order shall not be subject to any unexpired stay arising under Law or entered by the Bankruptcy Court or any other court having jurisdiction to enter such stay.

(d) No Legal Prohibition. The transactions contemplated by this Agreement, the other Loan Papers and the Delta/Laramie Transaction Documents shall be permitted by applicable Law and regulation and shall not subject any Agent or any Bank to any material adverse change in its assets, liabilities, financial condition, operations or prospects or subject any Credit Party to a Material Adverse Change.

(e) No Litigation. No litigation, arbitration, investigation or similar proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority which (i) could reasonably be expected to, if adversely determined, affect the validity or enforceability of this Agreement, the other Loan Papers, and/or the Delta/Laramie Transaction Documents, or (ii) could reasonably be expected to have a Material Adverse Effect.

(f) Equity Ownership; Capital Structure. Administrative Agent shall be reasonably satisfied with the capitalization, structure and Equity ownership of Borrower and each Guarantor after giving effect to the Delta/Laramie Transaction.

(g) Lien Releases. Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent, concurrently with the funding of the initial Revolving Loans under this Agreement, that all Liens encumbering the Delta/Laramie Transaction Properties will be released (other than Permitted Encumbrances).

(h) Fees. Borrower shall have paid to Administrative Agent for the ratable benefit of each Bank, and shall have paid to Administrative Agent and its Affiliates (for its own account), the fees, if any, to be paid on or before the Delta/Laramie Transaction Closing Date pursuant to Section 2.11.

(i) Other Matters. All matters related to this Agreement, the other Loan Papers, the Delta/Laramie Transaction Documents and the Credit Parties shall be acceptable to each Bank in its sole discretion, and each Credit Party shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Papers and the Delta/Laramie Transaction Documents as Administrative Agent or any Bank shall request.

Section 6.3 Conditions to Each Borrowing and Each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any Letter of Credit Issuer to issue, extend, amend or renew any Letter of Credit on the date such Letter of Credit is to be issued, extended, amended or renewed is subject to the further satisfaction of the following conditions:

(a) timely receipt by Administrative Agent of a Request for Borrowing or a Request for Letter of Credit (as applicable);

(b) immediately before and after giving effect to such Borrowing or issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing and the funding of such Borrowing or the issuance of the requested Letter of Credit (as applicable) shall not cause a Default or Event of Default;

(c) the representations and warranties of each Credit Party and Parent Guarantor contained in this Agreement and the other Loan Papers shall be true and correct on and as of the date of such Borrowing or issuance of such Letter of Credit (as applicable);

(d) the amount of the requested Borrowing or the amount of the requested Letter of Credit (as applicable) shall not exceed the Availability;

(e) no Material Adverse Change shall have occurred; and

(f) the funding of such Borrowing or the issuance, extension, amendment or renewal of such Letter of Credit, as applicable, would not conflict with, or cause any Bank or the Letter of Credit Issuer to violate or exceed, any applicable Law, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Borrowing, the issuance, extension, amendment, renewal or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Paper.

The funding of each Borrowing and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing and the date of issuance of each Letter of Credit as to the facts specified in Section 6.3(b) through (e).

Section 6.4 Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank that each of the following statements is true and correct on the date hereof, will be true and correct on the Closing Date, on the Delta/Laramie Transaction Closing Date (after giving effect to the Delta/Laramie Transaction) and on the occasion of each Borrowing and the issuance of each Letter of Credit:

Section 7.1 Corporate Existence and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company (as applicable) in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2 Credit Party and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Papers by each Credit

Party (to the extent each Credit Party is a party to this Agreement and such Loan Papers) (a) are within such Credit Party’s corporate, partnership or limited liability company powers (as applicable), (b) when executed will be duly authorized by all necessary corporate, partnership or limited liability company action (as applicable), (c) require no consent or approval of, action by or in respect of, or registration or filing with, any Governmental Authority or other Person (except for filings and recordings to perfect Liens granted pursuant to such Loan Papers) except such as have been obtained or made, and (d) do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Credit Party or result in the creation or imposition of any Lien on any asset of any Credit Party other than the Liens securing the Obligations.

Section 7.3 Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower; the other Loan Papers when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Credit Party executing the same; and each Loan Paper is, or when executed and delivered, will be, enforceable against each Credit Party which executes the same in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4 Financial Information.

(a) Borrower has previously delivered to Banks the Pre-Closing Date Projections, which (i) give effect to the Delta/Laramie Transaction and accurately reflect all adjustments required to be made to give effect to the Delta/Laramie Transaction, (ii) have been prepared in good faith by Borrower, based on the assumptions stated therein (which assumptions are believed by the Credit Parties on the Closing Date to be reasonable) and (iii) present fairly, in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming the Delta/Laramie Transaction occurs on the date assumed in such projections.

(b) The Pro Forma Opening Statements (i) give effect to the Delta/Laramie Transaction and accurately reflect all adjustments required to be made to give effect to the Delta/Laramie Transaction, (ii) have been prepared in good faith by Borrower, based on the assumptions stated therein (which assumptions are believed by the Credit Parties on the Closing Date to be reasonable) and (iii) present fairly, in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming the Delta/Laramie Transaction occurs on the date assumed in such projections.

(c) The most recent annual audited consolidated balance sheet of Borrower and the related consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to each Bank, fairly present, in conformity with GAAP, the consolidated financial position of Borrower as of the end of such Fiscal Year and its consolidated results of operations and cash flows for such Fiscal Year.

(d) The most recent quarterly unaudited consolidated balance sheet of Borrower delivered to Banks, and the related unaudited consolidated statements of operations and cash flows for the portion of Borrower’s Fiscal Year then ended, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 7.4, the consolidated financial position of Borrower as of such date and its consolidated results of operations and cash flows for such portion of Borrower’s Fiscal Year.

(e) Since the date on which Borrower was duly formed as a limited liability company under the laws of the State of Delaware, there has been no material adverse change in the assets, liabilities, financial position, results of operations or prospects of Borrower, individually, or the Credit Parties, taken as a whole.

Notwithstanding anything to the contrary contained herein, Borrower shall not be required to make, or be deemed to have made, the representations and warranties set forth (i) in the foregoing clause (b) prior to the deliver by Borrower of the Pro Forma Opening Statements to Banks, (ii) in the foregoing clause (c) until the first date on which any audited annual financial statements are delivered by Borrower pursuant to Section 8.1(a), or (iii) in the foregoing clause (d) until the first date on which unaudited quarterly financial statements are delivered by Borrower pursuant to Section 8.1(b).

Section 7.5 Litigation. Except for matters disclosed on Schedule 7.5 attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which could in any manner draw into question the validity of the Loan Papers.

Section 7.6 ERISA. No Credit Party maintains or has ever maintained or been obligated to contribute to any Plan covered by Title IV of ERISA or subject to the funding requirements of section 412 of the Code or section 302 of ERISA. Each Plan maintained by any Credit Party or any ERISA Affiliate of any Credit Party is in compliance in all material respects with all applicable Laws. Except in such instances where an omission or failure would not have a Material Adverse Effect, (a) all returns, reports and notices required to be filed with any regulatory agency with respect to any Plan have been filed timely, and (b) no Credit Party nor any ERISA Affiliate of any Credit Party has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the best of Borrower’s knowledge, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Credit Party nor any ERISA Affiliate of any Credit Party has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability of any Credit Party having a Material Adverse Effect. Except in such instances where an omission or failure would not have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. No Credit Party nor any ERISA Affiliate of any

Credit Party has engaged in any prohibited transactions, within the meaning of section 406 of ERISA or section 4975 of the Code, in connection with any Plan which would result in liability of any Credit Party having a Material Adverse Effect. Except as set forth on Schedule 7.6 attached hereto, no Credit Party maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan could not reasonably be expected to have a Material Adverse Effect. No Credit Party maintains, has established or has ever participated in a multiple employer welfare benefit arrangement within the meaning of section 3(40)(A) of ERISA.

Section 7.7 Taxes and Filing of Tax Returns. Each Credit Party has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. No Credit Party knows of any proposed material Tax assessment against it and all Tax liabilities of each Credit Party are adequately provided for. No income tax liability of any Credit Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid.

Section 7.8 Ownership of Properties Generally. Except for Immaterial Title Deficiencies and Permitted Encumbrances, each Credit Party has good and defensible title to all material properties and assets purported to be owned by it, including, without limitation, all assets reflected in the balance sheets referred to in Section 7.4(a) and Section 7.4(b) and all assets which are used by the Credit Parties in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

Section 7.9 Mineral Interests. Borrower has, or upon consummation of the Delta/Laramie Transaction will have, good and defensible title to all Mineral Interests described in the most recently delivered Reserve Report, including, without limitation, all Borrowing Base Properties, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower’s Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrower’s share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report (i) capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and Borrower is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (ii) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

Section 7.10 Licenses, Permits, Etc. Except as disclosed on Schedule 7.10 attached hereto, each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.

Section 7.11 Compliance with Law. The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws other than violations of Laws which do not (either individually or collectively) have a Material Adverse Effect.

Section 7.12 Full Disclosure. All information heretofore furnished by each Credit Party to Administrative Agent or any Bank for purposes of or in connection with this Agreement, any Loan Paper or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of any Credit Party to Administrative Agent or any Bank will be, true, complete and accurate in every material respect. The Credit Parties have disclosed or have caused to be disclosed to Banks in writing any and all facts which might reasonably be expected to result in a Material Adverse Change.

Section 7.13 Organizational Structure; Nature of Business. As of the Closing Date, Borrower has no Subsidiaries. Borrower is primarily engaged in the business of acquiring, exploring, developing and operating Mineral Interests and the production, processing and marketing of Hydrocarbons therefrom and related activities. Schedule 7.13 attached hereto (as the same may be updated from time to time in writing by Borrower to Administrative Agent) accurately reflects (a) the jurisdiction of incorporation or organization of each Credit Party, (b) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding Equity of each Credit Party and the owner thereof, and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity of each Credit Party.

Section 7.14 Environmental Matters. Except for matters disclosed on Schedule 7.14 attached hereto, no operation conducted by any Credit Party and no real or personal property now or previously owned or leased by any Credit Party (including, without limitation, any Credit Party’s Mineral Interests) and no operations conducted thereon, and to any Credit Parties’ knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect. Except for matters disclosed on Schedule 7.14 attached hereto, no Credit Party, nor any such property nor operation is the subject of any existing, pending or, to any Credit Parties’ knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Credit Party thereon and each item of personal property owned, leased or operated by any Credit Party, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. All Hazardous Substances, generated at each tract of real property and by each item of personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA (as hereinafter defined) and all other Applicable Environmental Laws for the conduct of such activities except in such cases where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect. Except for matters disclosed on Schedule 7.14 attached hereto, there have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect. Except for matters disclosed on Schedule 7.14 attached hereto, no Credit Party has any contingent liability in connection with any Hazardous Discharge which could reasonably be expected to have a Material Adverse Effect. As used in this Section 7.14, the term “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be further amended and in effect from time to time.

Section 7.15 Burdensome Obligations. No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or any pending or, to Borrower’s knowledge, threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, regulations, partnership agreement or comparable charter documents or under any agreement or instrument to which any Credit Party or by which any Credit Party or any of their properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect. Without limiting the foregoing, no Credit Party is a party to or bound by any agreement (other than the Loan Papers) or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of such Credit Party or any Restricted Subsidiary to make Distributions.

Section 7.16 Fiscal Year. Borrower’s Fiscal Year is January 1 through December 31.

Section 7.17 No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Papers.

Section 7.18 Government Regulation. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by such Credit Party of Debt, including, but not limited to Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.19 Insider. No Credit Party is, and no Person having “control” (as that term is defined in 12 U.S.C. section 375(b) or regulations promulgated thereunder) of any Credit Party is an “executive officer,” “director” or “shareholder” of any Bank or any bank holding company of which any Bank is a Subsidiary or of any Subsidiary of such bank holding company.

Section 7.20 Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $1,000,000.

Section 7.21 Insurance. Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Laws and all material agreements including, without limitation, Flood Insurance, if required and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of Borrower and its Restricted Subsidiaries. Administrative Agent and the Banks have been named as additional insureds in respect of such liability insurance policies and Administrative Agent has been named as loss payee with respect to property loss insurance. No Credit Party owns any material Building (as defined in the applicable Flood Insurance Regulation) or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) for which such Credit Party has not delivered to Administrative Agent evidence reasonably satisfactory to Administrative Agent that (a) such Credit Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home or (b) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.22 Foreign Corrupt Practices. Neither Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA.

Section 7.23 OFAC. Neither Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of Borrower or any of its Subsidiaries is currently subject to any material United States sanctions administered by OFAC, and Borrower will not directly or indirectly use the proceeds from the Revolving Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Revolving Loan remains unpaid or any Letter of Credit remains outstanding:

Section 8.1 Information. Borrower will deliver, or cause to be delivered, to each Bank:

(a) as soon as available and in any event within one-hundred and twenty (120) days (or, if Borrower becomes an SEC reporting company, such shorter time as required to be filed with the SEC) after the end of each Fiscal Year, consolidated balance sheets of Borrower as of the end of such Fiscal Year and the related consolidated statements of income and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing and acceptable to Administrative Agent;

(b) as soon as available and in any event within sixty (60) days (or, if Borrower becomes an SEC reporting company, such shorter time as required to be filed with the SEC) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated balance sheets of Borrower as of the end of such Fiscal Quarter and the related consolidated statements of income and statements of cash flow for such quarter and for the portion of Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year; all financial statements delivered pursuant to this Section 8.1(b) shall be certified as to fairness of presentation, GAAP (except for the absence of footnotes and normal year end adjustments) and consistency by a Financial Officer of Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b) a certificate of the Financial Officer of Borrower in the form of Exhibit I attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of Borrower as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower is a party or by which any Mineral Interests owned by Borrower is bound which have not been satisfied by delivery of production, if any, (v) setting forth a summary of the Hedge Transactions to which Borrower is a party on such date, and (vi) setting forth the other information described in Exhibit I attached hereto;

(d) promptly upon the filing thereof, copies of all final registration statements, post effective amendments thereto and annual, quarterly or special reports which any Credit Party shall have filed with the SEC;

(e) promptly upon receipt of same, any notice or other information received by any Credit Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $1,000,000 in the aggregate; (ii) any threatened Hazardous Discharge which Hazardous Discharge would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $1,000,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $1,000,000 in the aggregate. Without limiting the foregoing, each Credit Party shall provide to Banks promptly upon receipt of same by any Credit Party copies of all environmental consultants or engineers reports received by any Credit Party which would render the representation and warranty contained in Section 7.14 untrue or inaccurate in any respect;

(f) in the event any notification is provided to any Bank or Administrative Agent pursuant to Section 8.1(e) hereof or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall within thirty (30) days of such request, cause to be furnished to Administrative Agent and each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions and recommendations of such consultant. Borrower shall bear all expenses and costs associated with such review and updates thereof;

(g) immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(h) no later than February 15 and August 15 of each year, commencing February 15, 2013, reports of production volumes, revenue, expenses and product prices for all oil and gas properties owned by Borrower with a Recognized Value of $250,000 or more for the periods of six (6) months ending the preceding December 31 and June 30, respectively. Such reports shall be prepared on an accrual basis and shall be reported on a field by field basis;

(i) promptly notify Banks of any Material Adverse Change;

(j) promptly notify Banks of any material litigation involving any Credit Party or, to the extent of Borrower’s knowledge, any Parent Guarantor;

(k) promptly notify Banks of any change in Borrower’s Fiscal Year from that reflected in Section 7.16 hereof; and

(l) from time to time such additional information regarding the financial position or business of any Credit Party as Administrative Agent, at the request of any Bank, may reasonably request.

Section 8.2 Business of Credit Parties. The primary business of the Credit Parties will be (and will continue to be) the acquisition, exploration, development and operation of Mineral Interests and the production, processing and marketing of Hydrocarbons therefrom and related activities.

Section 8.3 Maintenance of Existence. Borrower shall, and shall cause each other Credit Party to, at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect.

Section 8.4 Title Data. In addition to the title information required by Section 5.1(c) hereof, Borrower shall, upon the request of Required Banks, cause to be delivered to Administrative Agent such title opinions and other information regarding title to Mineral Interests owned by Borrower as are appropriate to determine the status thereof.

Section 8.5 Right of Inspection. Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of Administrative Agent to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with such Credit Party’s officers, accountants and auditors, all at such reasonable times and as often as Administrative Agent may desire, all at the expense of Borrower. Notwithstanding the foregoing, with respect to the oil and gas properties and assets of the Credit Parties which are now or may hereafter be operated by operators other than a Credit Party, Borrower and the other Credit Parties shall only be obligated to comply with the provisions of this Section 8.5 relative to such assets to the extent Borrower or such Credit Party is authorized to do so.

Section 8.6 Maintenance of Insurance. Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and covering such risks as are customarily maintained by businesses similarly situated, including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against (other than losses or damage to property owned by Borrower which is self insured) losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; (e) as applicable and only to the extent Borrower now or hereafter owns any vehicles, comprehensive automobile liability insurance; (f) such other insurance necessary to comply with Law including, without limitation, Flood Insurance, if required. All loss payable clauses or provisions in all policies of insurance of the type described in clauses (c) and (d)

above maintained by any Credit Party pursuant to this Section 8.6 shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear. Administrative Agent shall, during the continuance of an Event of Default, have the right, for the ratable benefit of Banks, to collect, and Borrower hereby assigns to Administrative Agent for the ratable benefit of Banks (and hereby agrees to cause each other Credit Party to assign), any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of property which stands as security for the Obligations or any part thereof, and Administrative Agent may, during the continuance of an Event of Default, at its election, either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to the applicable Credit Party.

Section 8.7 Payment of Taxes and Claims. Borrower will, and will cause each other Credit Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower, and no part of the assets of any Subsidiary of Borrower which would be material to Borrower, is subject to any pending levy or execution, (ii) Borrower, and any Subsidiary of Borrower, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, and (iii) Borrower has notified Administrative Agent of such circumstances, in detail satisfactory to Administrative Agent.

Section 8.8 Compliance with Laws and Documents. Borrower will, and will cause each other Credit Party to, comply with all Laws, their respective certificates (or articles) of incorporation, bylaws, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

Section 8.9 Operation of Properties and Equipment.

(a) Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to maintain, develop, operate, observe or comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interest or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c) Borrower will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, further that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

Section 8.10 Environmental Law Compliance. Except to the extent a failure to comply could not reasonably be expected to have a Material Adverse Effect, Borrower will, and will cause each other Credit Party to, comply with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances. Borrower will, and will cause each other Credit Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.

Section 8.11 ERISA Reporting Requirements. Borrower shall furnish, or cause to be furnished, to Administrative Agent:

(a) promptly and in any event (i) within thirty (30) days after Borrower or any ERISA Affiliate receives notice from any regulatory agency of the commencement of an audit, investigation or similar proceeding with respect to a Plan, and (ii) within ten (10) days after Borrower or any ERISA Affiliate contacts the Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan which could reasonably be expected to have a Material Adverse Effect or knows or has reason to know that any event with respect to any Plan of Borrower or any ERISA Affiliate has occurred that is reasonably believed by Borrower to potentially have a Material Adverse Effect, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of such event that is given to the PBGC;

(b) promptly and in any event within thirty (30) days after the receipt by Borrower of a request therefor by a Bank, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

(c) notification within thirty (30) days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan which is not a multiemployer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any material new Plans, or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing; and

(d) promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan, and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not reasonably be expected to have a Material Adverse Effect.

Section 8.12 Additional Documents. Borrower will, and will cause each other Credit Party to, cure promptly any defects in the creation and issuance of any Note, and the execution and delivery of this Agreement and the other Loan Papers and, at Borrower’s expense, Borrower shall promptly and duly execute and deliver to each Bank, and cause each other Credit Party to promptly and duly execute and deliver to each Bank, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in this Agreement and the other Loan Papers as may be reasonably necessary or appropriate in connection therewith.

Section 8.13 Environmental Review. Borrower shall deliver to Administrative Agent prior to the completion by any Credit Party of any material acquisition of Mineral Interests or related assets, other than an acquisition of additional interests in Mineral Interests in which a Credit Party previously held an interest, any report or reports (including, without limitation, any Phase I environmental reports) obtained by Borrower in the course of such acquisition setting forth the results of any environmental review of such Mineral Interests and related assets. Additionally, if requested by Administrative Agent or Required Banks in writing in connection with any such material acquisition, and not otherwise obtained by Borrower and delivered to Administrative Agent in accordance with the foregoing provisions of this Section 8.13, Borrower shall deliver to Administrative Agent, within forty-five (45) days of Administrative Agent’s or Required Banks’ written request, a report or reports related to any such material acquisition which shall be in form, scope and detail acceptable to Administrative Agent from environmental engineering firms acceptable to Administrative Agent (it being acknowledged and agreed by Administrative Agent that Cordilleran Compliance Services, Inc. is an acceptable environmental engineering firm), and which shall set forth the results of a Phase I environmental review of the Mineral Interests and related assets the subject of such material acquisition. All of the reports delivered to Administrative Agent pursuant to this Section 8.13 shall not reflect the existence of facts or circumstances which would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party.

Section 8.14 Required Hedge Agreements. Within ten (10) days after the Delta/Laramie Transaction Closing Date, Borrower shall have entered into or be subject to (including, without limitation, whether by assignment, transfer, novation or otherwise) Oil and Gas Hedge Transactions, the net notional volumes for which are not less than 50% of the reasonably anticipated projected gas production on a forward basis from the Credit Parties’ total Proved Producing Mineral Interests, as forecast based upon the Initial Reserve Report, for the period from the later of (a) ten (10) days after the Delta/Laramie Transaction Closing Date through two years following that date and (b) September 1, 2012, through September 1, 2014.

ARTICLE IX

NEGATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Revolving Loan remains unpaid or any Letter of Credit remains outstanding:

Section 9.1 Incurrence of Debt. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) payables incurred in the ordinary course of business (other than in connection with a loan or lending transaction) that are not more than 30 days past due, from the date of invoice or demand, except such payables being contested in good faith in accordance with Section 8.7 hereof, and (c) other unsecured Debt in an aggregate amount outstanding at any time not to exceed $5,000,000.

Section 9.2 Restricted Payments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment; provided, that (a) any Subsidiary of Borrower may make Distributions to Borrower, (b) any Credit Party may make Distributions to any other Credit Party that has provided a Subsidiary Guaranty, and all of the Equity of which owned by Borrower or any Indirect Restricted Subsidiary has been pledged to Administrative Agent pursuant to a Borrower Pledge Agreement or a Subsidiary Pledge Agreement (as applicable), and (c) no Default, Event of Default or Borrowing Base Deficiency exists on the date any such distribution is declared or paid, and no Default, Event of Default or Borrowing Base Deficiency would result therefrom, Borrower may make Permitted Tax Distributions.

Section 9.3 Negative Pledge. Borrower will not, nor will Borrower permit any other Credit Party to, create, assume or suffer to exist any Lien on any of their respective assets, other than Permitted Encumbrances.

Section 9.4 Consolidations and Mergers. Borrower will not, nor will Borrower permit any other Credit Party to, consolidate or merge with or into any other Person; provided, that, so long as no Default or Event of Default exists or will result, Borrower or any Restricted Subsidiary may merge or consolidate with any other Person so long as Borrower or such Restricted Subsidiary is the surviving Person and, in the case of a Restricted Subsidiary, a wholly owned Subsidiary of Borrower.

Section 9.5 Asset Dispositions and Hedge Monetizations. Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset or effect any Hedge Monetization other than (a) the sale in the ordinary course of business of Hydrocarbons produced from Borrower’s Mineral Interests, and (b) provided no Event of Default or Borrowing Base Deficiency exists, the sale, lease, transfer, abandonment, exchange or other disposition of other assets; provided, that, no sale, lease, transfer, abandonment, exchange or other disposition by Borrower or any of its Subsidiaries of Borrowing Base Properties or any Hedge Monetization with an aggregate value (which, in the case of assets consisting of Mineral Interests and Oil and Gas Hedge Transactions, shall be the Recognized Value of such Mineral Interests and such Oil and Gas Hedge Transactions and, in the case of any exchange, shall be the net value or net Recognized Value realized or resulting from such exchange) in any period between Scheduled Redeterminations (for purposes of this clause (b) the Delta/Laramie Transaction Closing Date will be deemed to be a Scheduled Redetermination) in excess of five percent (5%) of the Borrowing Base then in effect shall be permitted pursuant to this clause (b) unless each of the following conditions is satisfied: (i) Borrower shall have provided Administrative Agent with not less than ten (10) Domestic Business Days written notice of such sale, lease, transfer, abandonment, exchange or other disposition or Hedge Monetization, which notice shall include a specific description of the assets to be sold, leased, transferred, abandoned, exchanged or otherwise disposed, (ii) any Redetermination of the Borrowing Base pursuant to Section 4.5 hereof shall have occurred, (iii) all mandatory prepayments required by Section 2.5 in connection with such sale, lease, transfer, abandonment, exchange or other disposition or Hedge Monetization are made concurrently with the closing thereof, (iv) no Borrowing Base Deficiency will exist after consummation of such sale, lease, transfer, abandonment, exchange or other disposition or Hedge Monetization (and application of the proceeds thereof to the mandatory prepayments required by Section 2.5), and (v) no Default has occurred which is continuing. Upon any sale, lease, transfer, abandonment or other disposition of an asset or Hedge Monetization permitted pursuant to this Section 9.5, Administrative Agent will, upon Borrower’s written request and at Borrower’s sole expense, promptly (A) release its Lien in such asset, and (B) execute and deliver to Borrower or the applicable Credit Party, as applicable, such documents as shall be necessary or appropriate to effect the release of such Lien. In no event will Borrower sell, transfer or dispose of any Equity in any Subsidiary nor will any Credit Party issue or sell any Equity or any option, warrant or other right to acquire such Equity or security convertible into such Equity to any Person other than the Credit Party which is the direct parent of such issuer on the Closing Date.

Section 9.6 Amendments to Organizational Documents; Other Material Agreements. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its certificate or articles of incorporation, bylaws, partnership agreement, regulations, operating agreement or other organizational documents other than amendments, modifications and waivers which (i) contemplated by the Delta/Laramie Transaction Documents and (ii) will not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.7 Use of Proceeds. The proceeds of Borrowings will not be used for any purpose other than (a) to finance a portion of the Delta/Laramie Transaction, (b) working capital, (c) to finance the acquisition, exploration and development of Mineral Interests and related assets and activities, and (d) for general corporate purposes. None of such proceeds (including, without limitation, proceeds of Letters of Credit issued hereunder) will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrower’s business, and otherwise to guaranty payment and performance in accordance with the ordinary practice of Borrower’s business. Without limiting the foregoing, no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any Debt or equity security of any Credit Party or to secure any Credit Party’s obligations with respect to Hedge Transactions entered into with a Person which is not a Bank or an Affiliate of such Bank.

Section 9.8 Investments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment other than Permitted Investments.

Section 9.9 Transactions with Affiliates. Borrower will not, nor will Borrower permit any of its Subsidiaries to, engage in any transaction with an Affiliate (a) unless such transaction is as favorable to such party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices or (b) other than transactions or payments made pursuant to the Delta/Laramie Management Services Agreement, including any amendments to the Delta/Laramie Management Services Agreement to the extent such amendments are entered into on an arm’s length basis.

Section 9.10 ERISA. Except in such instances where an omission or failure would not have a Material Adverse Effect, Borrower will not, nor will Borrower permit any other Credit Party to (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by Borrower or any ERISA Affiliate as of the Closing Date.

Section 9.11 Hedge Transactions. Borrower will not, nor will Borrower permit any other Credit Party to, enter into any Oil and Gas Hedge Transactions which would cause the amount of (a) oil which is the subject of Oil and Gas Hedge Transactions in existence at such time to exceed seventy-five percent (75%) of Borrower’s anticipated production of oil from Proved Producing Mineral Interests (as reflected in the Reserve Report in effect on the Closing Date and then, when available, the most recent Reserve Report delivered to Administrative Agent pursuant to Section 4.1 hereof) during the term of such existing Oil and Gas Hedge Transactions, and (b) gas which is the subject of Oil and Gas Hedge Transactions in existence at such time to exceed seventy-five percent (75%) of Borrower’s anticipated production of gas from Proved Producing Mineral Interests (as reflected in the Reserve Report in effect on the Closing Date and then, when available, the most recent Reserve Report delivered to Administrative Agent pursuant to Section 4.1 hereof) during the term of such existing Oil and Gas Hedge Transactions, which Oil and Gas Hedge Transactions shall not, in any case, have a tenor of greater than five (5) years.

Section 9.12 Fiscal Year. Borrower will not, nor will Borrower permit any other Credit Party to, change its Fiscal Year.

Section 9.13 Change in Business. Borrower will not, nor will Borrower permit any other Credit Party to, engage in any business other than the businesses engaged in by such parties on the date hereof as described in Section 7.13 hereof.

Section 9.14 Obligations to Unrestricted Subsidiaries. Borrower will not, nor will Borrower permit any other Credit Party to, incur any liability, Debt or obligation to any Unrestricted Subsidiary or Parent Guarantor of any nature, or have any liability (whether by operation of law or otherwise) for any liability, Debt or obligation of any Unrestricted Subsidiary or Parent Guarantor.

ARTICLE X

FINANCIAL COVENANTS

Borrower agrees that so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Revolving Loan remains unpaid or any Letter of Credit remains outstanding:

Section 10.1 Current Ratio. Borrower will not permit its ratio of Consolidated Current Assets to Consolidated Current Liabilities, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2012, to be less than 1.0 to 1.0.

Section 10.2 Consolidated Total Debt to Consolidated EBITDAX. Borrower will not permit, as of the last day of any Rolling Period ending on or after December 31, 2012, its ratio of Consolidated Total Debt as of such day to Consolidated EBITDAX (or in the case of the Rolling Periods ending on December 31, 2012, March 31, 2013 and June 30, 2013, Annualized Consolidated EBITDAX) for the Rolling Period ending on such day to be greater than 4.0 to 1.0.

ARTICLE XI

DEFAULTS

Section 11.1 Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:

(a) Borrower shall fail to pay when due any principal on any Revolving Loan;

(b) Borrower shall fail to pay when due accrued interest on any Revolving Loan or any fees or any other amount payable hereunder and such failure shall continue for a period of five (5) Domestic Business Days following the due date;

(c) Borrower shall fail to observe or perform any covenant or agreement contained in Section 4.6, Section 8.1, Section 8.2, Section 8.3, Section 8.6, Article IX or Article X of this Agreement;

(d) any Credit Party or Parent Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those referenced in Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Authorized Officer of any Credit Party or Parent Guarantor, as applicable, acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Credit Party by Administrative Agent or any Bank;

(e) any representation, warranty, certification or statement made or deemed to have been made by any Credit Party or any Parent Guarantor in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(f) any Credit Party or, after the Delta/Laramie Closing Date, any Parent Guarantor, shall fail to make any payment when due on any Debt of such Person in a principal amount equal to or greater than $1,000,000, and such default shall continue for thirty (30) days, or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof;

(g) any Credit Party or, after the Delta/Laramie Closing Date, any Parent Guarantor, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against any Credit Party or, after the Delta/Laramie Closing Date, any Parent Guarantor, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or, after the Delta/Laramie Closing Date, any Parent Guarantor, under the federal bankruptcy Laws as now or hereafter in effect;

(i) one (1) or more final judgments or orders for the payment of money aggregating in excess of $1,000,000 shall be rendered against any Credit Party or, after the Delta/Laramie Closing Date, any Parent Guarantor, and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Banks, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(k) a Change of Control shall occur;

(l) this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party or any Parent Guarantor party thereunder, or any Credit Party or Parent Guarantor shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the release thereof in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien (subject to Permitted Encumbrances) upon any of the Proved Mineral Interests purported to be covered thereby, except as a result of any action or inaction of Administrative Agent or Banks; or

(m) a default or event of default shall occur under any Hedge Agreement under which the liability to Credit Party could reasonably be expected to exceed $1,000,000;

then, and in every such event, Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (i) if requested by Required Banks, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Required Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Revolving Loans (together with accrued interest thereon) to be, and the Revolving Loans shall thereupon become, immediately due and payable; provided that, in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), without any notice to any Credit Party or any other act by Administrative Agent or Banks, the Commitments shall thereupon terminate and the Revolving Loans (together with accrued interest thereon) and an amount equal to the aggregate existing Letter of Credit Exposure of all Banks, shall become immediately due and payable.

ARTICLE XII

AGENTS

Section 12.1 Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Banks (and each Secured Affiliate by and through its affiliated Bank) as its contractual representative and Administrative Agent hereunder and under each other Loan Paper, and each Bank irrevocably authorizes Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Papers. Administrative Agent agrees to act as such contractual representative and Administrative Agent upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Paper and that Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Papers. In its capacity as the Banks’ contractual representative, Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Banks, (b) is a “representative” of the Banks within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code, and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Papers. Each of the Banks hereby agree not to assert any claim against Administrative Agent on any theory of liability for breach of fiduciary duty, any and all of which claims each Bank hereby waives. In addition, each of the Banks hereby appoints Wells Fargo as Syndication Agent hereunder.

Section 12.2 Powers. Administrative Agent shall have and may exercise such powers under the Loan Papers as are specifically delegated to Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Papers to be taken by Administrative Agent.

Section 12.3 General Immunity. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Paper or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

Section 12.4 No Responsibility for Loans, Recitals, etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Paper or any Borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Paper, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered solely to Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Paper or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of Borrower or any guarantor of any of the Obligations or of any of Borrower’s or any such guarantor’s respective Subsidiaries. Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by Borrower to Administrative Agent at such time, but is voluntarily furnished by Borrower to JPMorgan (either in its capacity as Administrative Agent or in its individual capacity). Except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by it or any of its Affiliates.

Section 12.5 Action on Instructions of Banks. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Paper in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Paper unless it shall be requested in writing to do so by Required Banks. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Paper unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 12.6 Employment of Agents and Counsel. Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Paper by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between Administrative Agent and the Banks and all matters pertaining to Administrative Agent’s duties hereunder and under any other Loan Paper.

Section 12.7 Reliance on Documents; Counsel. Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.

Section 12.8 Administrative Agent’s Reimbursement and Indemnification. Banks agree to reimburse and indemnify Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement by Borrower under the Loan Papers, (b) for any other expenses incurred by Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Papers (including, without limitation, for any expenses incurred by Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Papers or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Papers or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Administrative Agent. The obligations of the Banks under this Section 12.8 shall survive payment of the Obligations and termination of this Agreement.

Section 12.9 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Bank or Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Banks.

Section 12.10 Rights as a Bank. In the event Administrative Agent is a Bank, Administrative Agent shall have the same rights and powers hereunder and under any other Loan Paper with respect to its Commitment and its Revolving Loans as any Bank and may exercise the same as though it were not Administrative Agent, and the term “Bank” or “Banks” shall, at any time when Administrative Agent is a Bank, unless the context otherwise indicates, include in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Paper, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

Section 12.11 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent, the Arrangers, the Bookrunners or any other Agent or Bank and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Papers. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arrangers, the Bookrunners or any other Agent or Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

Section 12.12 Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Banks and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, Required Banks shall have the right to appoint, on behalf of Borrower and the Banks, a successor Administrative Agent, which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If no successor Administrative Agent shall have been so appointed by Required Banks within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and Banks, a successor Administrative Agent which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If Administrative Agent has resigned and no successor Administrative Agent has been appointed, Banks may perform all the duties of Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Papers. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder and under the other Loan Papers. In the event that there is a successor to Administrative Agent by merger, or Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 12.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

Section 12.13 Delegation to Affiliates. Borrower and Banks agree that Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Administrative Agent is entitled under Article XII and Article XIII.

Section 12.14 Execution of Collateral Documents. Without limiting the powers and authority of Administrative Agent described herein, the Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf the Mortgages, the Borrower Pledge Agreements, the Subsidiary Pledge Agreements, and all related financing statements and any other financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the foregoing instruments.

Section 12.15 Collateral Releases. Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Paper (including, without limitation, pursuant to the terms of Section 9.5 hereof) or which shall otherwise have been approved by Required Banks (or, if required by the terms of Section 14.5, all of the Banks) in writing.

Section 12.16 Agents. The Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to the Syndication Agent as it makes with respect to Administrative Agent in Section 12.11.

ARTICLE XIII

CHANGE IN CIRCUMSTANCES

Section 13.1 Increased Cost and Reduced Return.

(a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i) shall subject such Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, any Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Bank (or its Applicable Lending Office) under this Agreement or any Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Bank or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of such Bank hereunder; or

(iii) shall impose on such Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or any Note with respect to any Eurodollar Loans, then Borrower shall pay to such Bank on demand such amount or amounts as will compensate such Bank for such increased costs or reductions incurred or experienced within one hundred twenty (120) days of such demand. If any Bank requests compensation by Borrower under this Section 13.1(a), Borrower may, by notice to such Bank (with a copy to Administrative Agent), suspend the obligation of such Bank to make or Continue Eurodollar Loans or to Convert all or part of the Base Rate Loan owing to such Bank into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 13.4 shall be applicable); provided, that such suspension shall not affect the right of such Bank to receive the compensation so requested.

(b) If, after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank’s obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, from time to time upon demand, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reductions experienced within one hundred twenty (120) days of such demand.

(c) Each Bank shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 13.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 13.1 shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) For all purposes under this Agreement including, without limitation, this Section 13.1, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed to have gone into effect and to have been adopted after the Closing Date.

Section 13.2 Limitation on Type of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) Required Banks determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Banks of funding Eurodollar Loans for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof specifying the relevant Type of Revolving Loans and the relevant amounts or periods, and so long as such condition remains in effect, Banks shall be under no obligation to make additional Revolving Loans of such Type, Continue Revolving Loans of such Type, or to Convert Revolving Loans of any other Type into Revolving Loans of such Type, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Revolving Loans of the affected Type, either prepay such Revolving Loans or Convert such Revolving Loans into another Type of Revolving Loan in accordance with the terms of this Agreement.

Section 13.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Bank shall promptly notify Borrower thereof and such Bank’s obligation to make or Continue Eurodollar Loans and to Convert other Types of Revolving Loans into Eurodollar Loans shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 13.4 shall be applicable).

Section 13.4 Treatment of Affected Loans. If the obligation of any Bank to make particular Eurodollar Loans or to Continue Revolving Loans, or to Convert Revolving Loans of another Type into Revolving Loans of a particular Type shall be suspended pursuant to Section 13.1 or Section 13.3 hereof (Revolving Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Bank’s Affected Loans shall be automatically Converted into the Base Rate Loan on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 13.3 hereof, on such earlier date as such Bank may specify to Borrower with a copy to Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 13.1 or Section 13.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s Affected Loans shall be applied instead to the Base Rate Loan; and

(b) all Revolving Loans that would otherwise be made or Continued by such Bank as Revolving Loans of the Affected Type shall be made or Continued instead as part of the Base Rate Loan, and all Revolving Loans of such Bank that would otherwise be Converted into Revolving Loans of the Affected Type shall be Converted instead into (or shall remain) as part of the Base Rate Loan.

If such Bank gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 13.1 or Section 13.3 hereof that gave rise to the Conversion of such Bank’s Affected Loans pursuant to this Section 13.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Revolving Loans of the Affected Type made by other Banks are outstanding, such Bank’s portion of the Base Rate Loan shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Revolving Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by Banks holding Revolving Loans of the Affected Type and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 13.5 Compensation. Upon the request of any Bank, Borrower shall pay to such Bank such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Revolving Loan) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such Borrowing, Conversion, Continuation, or prepayment specified in the relevant Request for Borrowing, Notice of Continuation or Conversion, or other notice of Borrowing, prepayment, Continuation, or Conversion under this Agreement.

Section 13.6 Taxes.

(a) Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower or any Guarantor under any Loan Paper shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section 13.6(a)), Administrative Agent, Bank or Letter of Credit Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or such Guarantor shall make such deductions and (iii) Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent, each Bank and the Letter of Credit Issuer, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent, such Bank or the Letter of Credit Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 13.6) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of Administrative Agent, a Bank or the Letter of Credit Issuer as to the amount of such payment or liability under this Section 13.6 shall be delivered to Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Banks. Each Bank shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 14.10(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Paper, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Paper or otherwise payable by Administrative Agent to the Bank from any other source against any amount due to Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower or a Guarantor to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of Banks.

(i) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Paper shall deliver to

Withholding Agent, at the time or times reasonably requested by Withholding Agent, such properly completed and executed documentation reasonably requested by Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Withholding Agent as will enable Withholding Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.6(f)(ii)(A) and (ii)(B) and Section 13.6(g) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code,

(A) any Bank that is a “United States person” as defined in Section 7701(a)(3) of the Code shall deliver to Withholding Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Withholding Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Paper, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Paper, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A)

of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Withholding Agent to determine the withholding or deduction required to be made.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Withholding Agent in writing of its legal inability to do so.

(g) FATCA. If a payment made to a Bank under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Withholding Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Withholding Agent as may be necessary for Withholding Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 13.6(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 13.6 shall survive the termination of the Commitments and the payment in full of the Revolving Loans.

Section 13.7 Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during the Interest Period for such Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

Section 13.8 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, and any Letter of Credit Exposure exists at the time a Bank becomes a Defaulting Bank, then:

(a) all or any part of such Letter of Credit Exposure shall be allocated among the non-Defaulting Banks in accordance with their respective Commitment Percentage but only to the extent (i) the sum of all non-Defaulting Banks’ Revolving Loans on such date plus all such non-Defaulting Bank’s aggregate Commitment Percentage of the Letter of Credit Exposure on such date does not exceed the total of all non-Defaulting Bank’s Commitments and (ii) the conditions set forth in Section 6.3 are satisfied at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, Borrower shall within one (1) Domestic Business Day following notice by Administrative Agent cash collateralize such Defaulting Bank’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.12 for so long as such Letter of Credit Exposure is outstanding;

(c) if the Letter of Credit Exposure of the non-Defaulting Banks is reallocated pursuant to this Section 13.8, then the fees payable to the Banks pursuant to Section 2.10 and Section 2.12 shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages;

(d) if any Defaulting Bank’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 13.8, then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Bank hereunder, all commitment fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such Letter of Credit Exposure) under Section 2.10 with respect to such Defaulting Bank’s Letter of Credit Exposures shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Bank is a Defaulting Bank, Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the

Commitments of the non-Defaulting Banks and/or cash collateral will be provided by Borrower in accordance with Section 2.12, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 13.8(a) (and any Defaulting Bank shall not participate therein).

Section 13.9 Replacement of Banks. If any Bank requests compensation under Section 13.1, or if Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 13.6, or if any Bank becomes a Defaulting Bank hereunder, then Borrower may, at its sole expense and effort, upon notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.10(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in Letter of Credit disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 13.1 or payments required to be made pursuant to Section 13.6, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile or similar writing) and shall be given, if to Administrative Agent, to its address at 1 Chase Tower, 10 South Dearborn, IL1-0010, Chicago, IL 60603, ATTN: Leonida Mischke, facsimile number: (312) 385-7096, if to any Bank, to its address or facsimile number set forth in its Administrative Questionnaire, at its address or telecopier number set forth on Schedule 1.1 hereto, and if given to Borrower, at its address or facsimile number set forth on the signature pages hereof (or in either case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto). Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 14.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) Domestic Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 14.1; provided that notices to Administrative Agent under Article II or Article III shall not be effective until received.

Section 14.2 No Waivers. No failure or delay by Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Loan Papers.

Section 14.3 Expenses; Indemnification.

(a) Borrower agrees to pay on demand all reasonable costs and expenses of Administrative Agent, the Arrangers and the Bookrunners in connection with the syndication, preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Papers, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Administrative Agent with respect thereto and with respect to advising Administrative Agent as to its rights and responsibilities under the Loan Papers. Borrower further agrees to pay on demand all costs and expenses of Administrative Agent and Banks, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with (i) the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Papers and the other documents to be delivered hereunder, and (ii) any forbearance or workout, or any modifications to the Loan Papers, following an Event of Default. Each demand for payment of costs and expenses shall include a reasonably detailed list of such costs and expenses, and such costs and expenses payable hereunder shall not include the allocated costs of internal counsel of any Agent or Bank.

(b) BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH AGENT AND EACH BANK AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 14.3 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY CREDIT PARTIES, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. BORROWER

AGREES NOT TO ASSERT ANY CLAIM AGAINST ANY AGENT, ANY BANK, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN.

(c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 14.3 shall survive the payment in full of the Revolving Loan and all other amounts payable under this Agreement.

Section 14.4 Right of Set-off; Adjustments.

(a) If an Event of Default shall have occurred and be continuing, each Bank (and each of its Affiliates, including, without limitation, Secured Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates, including, without limitation, Secured Affiliates) to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether such Bank shall have made any demand under this Agreement or any Note held by such and although such obligations may be unmatured. Each Bank agrees promptly to notify the affected Credit Party after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 14.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

(b) If any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of the amounts owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s amounts owing to it, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank’s amounts owing to it, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each other Bank; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that any Bank so purchasing a participation from a Bank pursuant to this Section 14.4 may, to the fullest extent permitted by Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation.

Section 14.5 Amendments and Waivers. Any provision of this Agreement or any other Loan Paper may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall: (a) increase the Commitment or the Maximum Credit Amount of any Bank without the written consent of such Bank, (b) reduce the principal of or rate of interest on any Revolving Loan or any fees or other amounts payable hereunder or on termination of any Commitment without the written consent of each Bank affected thereby, (c) change the percentage of the Aggregate Maximum Credit Amounts, or the number of Banks which shall be required for Banks or any of them to take any action under this Section 14.5 or any other provision of this Agreement without the written consent of each Bank (other than any Defaulting Bank), (d) extend the due date for, or forgive any principal, interest, fees or reimbursement obligations due hereunder without the consent of each Bank affected thereby, (e) release any material guarantor or other material party liable for all or any part of the Obligations or release any material part of the collateral for the Obligations or any part thereof other than releases required pursuant to sales of collateral which are expressly permitted by Section 9.5 hereof without the written consent of each Bank (other than any Defaulting Bank), (f) amend or modify any of the provisions of Article IV hereof or the definitions of any terms defined therein if the effect thereof would result in an increase in the Borrowing Base without the written consent of each Bank, (g) increase any Borrowing Base above the Borrowing Base then in effect without the written consent of each Bank, or (h) amend or modify clause (c) of Article III without the written consent of each Bank.

Section 14.6 Survival. All representations, warranties and covenants made by any Credit Party herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by Banks and shall survive the delivery to Banks of such Loan Papers or the extension of the Revolving Loan (or any part thereof), regardless of any investigation made by or on behalf of Banks. The indemnity provided in Section 14.3(b) herein shall survive the repayment of all credit advances hereunder and/or the discharge or release of any Lien granted hereunder or in any other Loan Paper, contract or agreement between Borrower or any other Credit Party and any Agent or any Bank.

Section 14.7 Limitation on Interest. Regardless of any provision contained in the Loan Papers, Banks shall never be entitled to receive, collect, or apply, as interest on the Revolving Loan, any amount in excess of the Maximum Lawful Rate, and in the event any Bank ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Revolving Loan is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Banks shall, to the extent permitted under applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Revolving Loans, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Revolving Loans; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Banks shall refund to Borrower the amount of such excess and, in such event, Banks shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

Section 14.8 Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 14.9 Waiver of Consumer Credit Laws. Pursuant to Chapter 346 of the Texas Finance Code, as amended, Borrower agrees that such Chapter 346 shall not govern or in any manner apply to the Revolving Loan.

Section 14.10 Assignments and Participations.

(a) Successors and Assigns. The terms and provisions of the Loan Papers shall be binding upon and inure to the benefit of Borrower and Banks and their respective successors and assigns permitted hereby, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Papers without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 14.10(c), and (iii) any transfer by participation must be made in compliance with Section 14.10(b). Any attempted assignment or transfer by any party not made in compliance with this Section 14.10(a) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 14.10(b). The parties to this Agreement acknowledge that clause (ii) of this Section 14.10(a) relates only to absolute assignments and this Section 14.10(a) does not prohibit assignments creating security interests, including, without limitation, (A) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (B) in the case of a Bank which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 14.10(c). Administrative Agent may treat the Person which made any Revolving Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.10(c); provided, however, that Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any Note to direct payments relating to such Revolving Loan or Note to another Person. Any assignee of the rights to any Revolving Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Papers. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Revolving Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Revolving Loan.

(b) Participations.

(i) Any Bank may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Papers. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Papers shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Revolving Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Papers, all amounts payable by Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Papers. Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Papers (the “Participant Register”); provided, that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Paper) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Papers other than any amendment, modification or waiver with respect to any Revolving Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 14.5 or of any other Loan Paper.

(iii) Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 14.4 in respect of its participating interest in amounts owing under the Loan Papers to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Papers; provided, that each Bank shall retain the right of setoff provided in Section 14.4 with respect to the amount of participating interests sold to each Participant. Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14.4, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14.4 as if each Participant were a Bank. Borrower further agrees that each Participant shall be entitled to the yield protection provisions contained in Article XIII to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 14.10(c); provided, that (A) a Participant shall not be entitled to receive any greater payment under Article XIII than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower, and (B) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 13.6 to the same extent as if it were a Bank.

(c) Assignments.

(i) Any Bank may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Papers. The parties to such assignment shall execute and deliver an Assignment and Acceptance Agreement (herein so called) which shall be substantially in the form of Exhibit K or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Revolving Loans of the assigning Bank or (unless each of Borrower and Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Revolving Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Effective Date,” if the “Effective Date” is specified in the Assignment and Acceptance Agreement.

(ii) The consent of Borrower shall be required prior to an assignment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund, provided that the consent of Borrower shall not be required if a Default has occurred and is continuing. The consent of Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. The consent of Letter of Credit Issuer shall be required prior to an assignment of a Commitment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. Any consent required under this Section 14.10(c)(ii) shall not be unreasonably withheld or delayed.

(iii) Upon (A) delivery to Administrative Agent of an Assignment and Acceptance Agreement, together with any consents required by Section 14.10(c)(i) and (ii), (B) payment of a $3,500 fee to Administrative Agent for processing such assignment (unless such fee is waived by Administrative Agent), and (C) the Purchaser’s completed Administrative Questionnaire, such assignment shall become effective on the effective date specified in such Assignment and Acceptance Agreement. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Paper executed by or on behalf of Banks and shall have all the rights and obligations of a Bank under the Loan Papers, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Revolving Loans assigned to such Purchaser without any further consent or action by Borrower, Banks or Administrative Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Papers which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 14.10(c) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 14.10(b). Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.10(c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that (as applicable) new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and (as applicable) new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(iv) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Chicago, Illinois or Dallas, Texas a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Revolving Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) In no event may any Bank assign all or a portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower

(d) Dissemination of Information. Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Papers by operation of law, or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of Borrower and its Subsidiaries, including, without limitation, any information contained in any financial reports; provided, that, each Transferee and prospective Transferee agrees to be bound by Section 14.17 of this Agreement.

(e) Tax Treatment. If any interest in any Loan Paper is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 13.6(d).

Section 14.11 TEXAS LAW. THIS AGREEMENT AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (i) THE CREATION, PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF ADMINISTRATIVE AGENT AND BANKS WITH RESPECT TO SUCH PROPERTY, AND (ii) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY.

Section 14.12 Consent to Jurisdiction; Waiver of Immunities.

(a) Borrower hereby irrevocably submits to the jurisdiction of any Texas State or Federal court sitting in the Northern District of Texas over any action or proceeding arising out of or relating to this Agreement or any other Loan Papers, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the delivery by Federal Express or other nationally recognized overnight delivery service of copies of such process to such Person at its address specified in Section 14.1. Borrower agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Nothing in this Section 14.12 shall affect any right of Banks to serve legal process in any other manner permitted by Law or affect the right of any Bank to bring any action or proceeding against any Credit Party or their properties in the courts of any other jurisdictions.

(c) To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers.

Section 14.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Subject to the terms and conditions herein set forth, this Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.14 No Third Party Beneficiaries. Except for the provisions hereof inuring to the benefit of Agents not a party to this Agreement, it is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 14.10.

Section 14.15 COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, AGENTS AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, AGENTS, AND THE CREDIT PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BANKS, AGENTS, AND THE CREDIT PARTIES.

Section 14.16 WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN.

Section 14.17 Confidentiality. Administrative Agent and each Bank (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement that is marked confidential; provided, that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or any Affiliate of any Lending Party, provided that any such Person has been advised of the obligation of confidentiality contained herein and has agreed to be bound thereby, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, provided that any such Person has been advised of the obligation of confidentiality contained herein and has agreed to be bound thereby, (c) as required by any Law, rule or regulation, but only to the extent so required, (d) upon the order of any court or regulatory or administrative agency or authority, but only to the extent required by such order, (e) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (f) in connection with any litigation to which such Lending Party or any of its affiliates may be a party relating to the Obligations or any Loan Paper, but only to the extent required by such litigation, and provided that Borrower shall have been given at least ten (10) days prior notice before any such disclosure and that reasonable efforts to preserve the confidentiality thereof shall have been taken, including obtaining protective orders, (g) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Paper, and (h) to any actual or proposed participant or assignee, or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction, provided that any such Person has been advised of the obligation of confidentiality contained herein and has agreed to be bound thereby.

Section 14.18 USA Patriot Act. Each Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

Section 14.19 Secured Affiliate. For purposes of this Agreement and all other Loan Papers, if a Secured Affiliate that is not a Bank has entered into one or more Hedge Agreements or agreements in respect of Bank Products with any Credit Party, then to the extent that such Secured Affiliate has rights or obligations hereunder or under any other Loan Paper, such Secured Affiliate’s affiliated Bank shall be the agent and attorney-in-fact for such Secured Affiliate with regard to any such rights and obligations, or deemed rights and obligations, as if such Bank were the counterparty to the applicable Hedge Agreement or agreement in respect of Bank Products including, but not limited to, the following: (a) all distributions or payments owing to such Secured Affiliate pursuant to Article III hereof or by the terms of any of the other Loan Papers shall be distributed or paid to such Bank, and (b) all representations, warranties, statements or disclaimers made herein or in any Loan Paper to such Bank shall be deemed to have been made to such Secured Affiliate. Each such Bank represents, warrants and covenants to and with Administrative Agent that such Bank has, or at all applicable times will have, full power and authority to act as agent and attorney-in-fact for the Secured Affiliates that are its Affiliates. Under no circumstance shall any Secured Affiliate have any voting rights hereunder and the voting rights of any affiliated Bank shall not be increased by virtue of the obligations owing to any such Secured Affiliate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers on the day and year first above written.

[signature pages to follow]

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

PICEANCE ENERGY, LLC, AS BORROWER,

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

THE OTHER AGENTS A PARTY THERETO, AND

THE FINANCIAL INSTITUTIONS LISTED

ON SCHEDULE 1.1 THERETO, AS BANKS

BORROWER:

PICEANCE ENERGY, LLC,
a Delaware limited liability company

By:	/s/ Bruce L. Payne
Bruce L. Payne,
President and
Chief Financial Officer

Address for Notice:

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attn: Bruce L. Payne

Fax No. (303) 339-4399

SIGNATURE PAGE

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

PICEANCE ENERGY, LLC, AS BORROWER,

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

THE OTHER AGENTS A PARTY THERETO, AND

THE FINANCIAL INSTITUTIONS LISTED

ON SCHEDULE 1.1 THERETO, AS BANKS

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Michael A. Kamauf
Michael A. Kamauf,
Vice President

BANK:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael A. Kamauf
Michael A. Kamauf,
Vice President

SIGNATURE PAGE

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

PICEANCE ENERGY, LLC, AS BORROWER,

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

THE OTHER AGENTS A PARTY THERETO, AND

THE FINANCIAL INSTITUTIONS LISTED

ON SCHEDULE 1.1 THERETO, AS BANKS

SYNDICATION AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

By:	/s/ Tim Green
Tim Green,
Director

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tim Green
Tim Green,
Director

SIGNATURE PAGE

SCHEDULE 1.1

Financial Institutions

Banks	Maximum Credit Amount	Commitment Percentage
JPMorgan Chase Bank, N.A.	$200,000,000	50%
Wells Fargo Bank, National Association	$200,000,000	50%

Totals:	$400,000,000	100.00%

Schedule 1.1-1

SCHEDULE 7.5

Litigation

None

Schedule 7.5-1

SCHEDULE 7.6

ERISA Matters

None

Schedule 7.6-1

SCHEDULE 7.10

Licenses, Permits, Etc.

None

Schedule 7.10-1

SCHEDULE 7.13

Organizational Structure

Credit Party: Piceance Energy, LLC (“Borrower”)

Jurisdiction of Formation: Delaware

Jurisdiction of Qualification as a Foreign Limited Liability Company: Colorado

Authorized, issued and outstanding Equity of Borrower:

Authorized:	N/A

Issued and
Outstanding:	membership interest held by Laramie Energy II, LLC representing 100% of the issued and outstanding Equity of Borrower.

Outstanding warrants, options, subscription rights, convertible securities or other rights to Equity of Borrower: None

Schedule 7.13-1

SCHEDULE 7.14

Environmental Disclosure

None

Schedule 7.14-1

SCHEDULE 9.8

Permitted Investments

None

Schedule 9.8-1